EXHIBIT (a)(1)(a)

CENTILLIUM COMMUNICATIONS, INC.

OFFER TO EXCHANGE

STOCK OPTIONS PRICED AT $4.00 OR HIGHER
FOR NEW OPTIONS

This document constitutes part of the prospectus relating to the

Centillium Communications, Inc. 1997 Stock Plan and the
Centillium Communications, Inc. 2001 Nonstatutory Stock Option Plan,
covering securities that have been registered under the Securities Act of 1933.

November 30, 2004

Centillium Communications, Inc.
Offer to Exchange Outstanding Options Having an Exercise
Price per share of $4.00 or Higher for New Options

This offer and withdrawal rights will expire at 9:00 p.m.,

Pacific Time, on December 28, 2004 unless we extend them.

      By this offer, we are giving you the opportunity to exchange your outstanding options that have an exercise price of $4.00 per share or higher, whether vested or unvested, for new options. You may participate in this offer if you are an employee of Centillium Communications, Inc. or our subsidiaries (collectively referred to as Centillium, we, our or us). However, Faraj Aalaei, our Chief Executive Officer and a member of our board of directors, each of the other members of our board of directors, and Scott Kamsler, our Vice President & Chief Financial Officer, may not participate in this offer.

      Terms in italics in this introduction are the defined terms that we use throughout this offer to exchange. The definitions of these terms can be found on page 3 of the Summary Term Sheet.

      If you participate in this offer, the number of new options you receive will depend on the exercise price of your outstanding options. By exchanged options, we mean any options that you surrender for cancellation and exchange pursuant to this offer. Your exchanged options will be exchanged for new options as follows:

•	Exchanged options granted with an exercise price per share greater than or equal to $4.00, but less than $6.62, will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option;

•	Exchanged options granted with an exercise price per share greater than or equal to $6.62, but less than $7.00, will be replaced with new options at an exchange ratio of two (2) new options for every three (3) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $7.00, but less than $11.00, will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $11.00, but less than $15.00, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $15.00, but less than $20.00, will be replaced with new options at an exchange ratio of one (1) new option for every four (4) exchanged options; and

•	Exchanged options granted with an exercise price per share greater than or equal to $20.00, will be replaced with new options at an exchange ratio of one (1) new option for every five (5) exchanged options.

      Exchanged options granted with an exercise price per share less than $4.00 are not eligible for exchange in this offer, except that if you elect to participate in this offer, you must exchange all options granted to you on or after May 30, 2004, even if the exercise price for such options is less than $4.00 per share. Options granted on or after May 30, 2004 will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

      The number of shares underlying your new option grants will also be adjusted for stock splits, reverse stock splits, stock dividends and other similar events. Each new option will be subject to the terms of the stock option plan pursuant to which it is granted, either our 1997 Plan or our 2001 Plan, and to a new option agreement between you and Centillium. New options granted with respect to exchanged options originally granted under the 1997 Plan will be granted under the 1997 Plan and new options granted with respect to exchanged options originally granted under the 2001 Plan will be granted under the 2001 Plan. For employees resident in France, the new options will be granted under a sub-plan to the 1997 Plan which provides for the grant of options that are French tax-qualified, as described in Schedule D.

      We will grant new options on the first U.S. business day that is at least six months and one day after the date on which we cancel the exchanged options. We refer to this date as the new option grant date. We expect the new option grant date to be June 30, 2005. However, as discussed in Schedule D, the new option grant date may be different for employees who are residents of France.

      The new options will be vested to the same extent and will continue to vest at the same percentage rate as your exchanged options were scheduled to vest. Each new option grant will receive credit for all vesting that would have accrued under the exchanged option had it remained outstanding through new option grant date, as adjusted to account for the exchange ratio. Vesting is subject to your continued service to us on each relevant vesting date. The vesting schedule may be different for employees in France, as described in Schedule D. The exercise price of new options will be equal to the closing price of our common stock on the new option grant date. The exercise price of new options granted to those employees who are residents of France also may be higher due to local laws as discussed in Schedule D.

      Our common stock is traded on the Nasdaq National Market under the symbol “CTLM.” On November 23, 2004, the closing price of our common stock was $2.31 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

      See “Risks of Participating in the Offer” beginning on page 17 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

      If you participate in this offer, you must complete and sign the attached election form, and fax it to Tony Webster in Human Resources, at fax number (510) 771-3951 or hand deliver it to Tony Webster at our main offices at 215 Fourier Avenue, Fremont, California 94539 U.S.A. before 9:00 p.m., Pacific Time, on December 28, 2004. Only responses that are complete, signed and actually received by Tony Webster by the deadline will be accepted. Responses submitted by U.S. mail or other post and Federal Express are not permitted.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

      You should direct questions about this offer or requests for additional copies of this offer to exchange and the other option exchange program documents to:

Scott Kamsler	or	Dorothy An	or	Tony Webster
Centillium Communications		Centillium Communications		Centillium Communications
215 Fourier Avenue		215 Fourier Avenue		215 Fourier Avenue
Fremont, California 94539		Fremont, California 94539		Fremont, California 94539
(510) 771-3917		(510) 771-3403		(510) 771-3533

Offer to Exchange dated November 30, 2004

      You should rely only on the information contained in this offer to exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND Q&A		4
RISKS OF PARTICIPATING IN THE OFFER		17
THE OFFER		30
1.	Eligibility	30
2.	Number of options; expiration date	30
3.	Purpose of the offer	32
4.	Procedures for electing to exchange options	33
5.	Withdrawal rights and change of election	34
6.	Acceptance of options for exchange and issuance of new options	35
7.	Conditions of the offer	36
8.	Price range of shares underlying the options	38
9.	Source and amount of consideration; terms of new options	38
10.	Information concerning Centillium	43
11.	Interests of directors and executive officers; transactions and arrangements concerning the options	43
12.	Status of options acquired by us in the offer; accounting consequences of the offer	45
13.	Legal matters; regulatory approvals	45
14.	Material U.S. federal income tax consequences	45
15.	Terms of the offer specific to participants residing in foreign jurisdictions	47
16.	Extension of offer; termination; amendment	47
17.	Fees and expenses	48
18.	Additional information	48
19.	Financial statements	49
20.	Miscellaneous	49
SCHEDULE A Information Concerning the Directors and Executive Officers of Centillium		A-1
SCHEDULE B Financial Statements of Centillium		B-1
SCHEDULE C Stock Option Exchange Program: A Guide to Issues in China		C-1
SCHEDULE D Stock Option Exchange Program: A Guide to Issues in France		D-1
SCHEDULE E Stock Option Exchange Program: A Guide to Issues in India		E-1
SCHEDULE F Stock Option Exchange Program: A Guide to Issues in Japan		F-1
SCHEDULE G Stock Option Exchange Program: A Guide to Issues in Korea		G-1
SCHEDULE H Stock Option Exchange Program: A Guide to Issues in Singapore		H-1
SCHEDULE I Stock Option Exchange Program: A Guide to Issues in Taiwan		I-1

SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the accompanying letter from our Chief Executive Officer, Faraj Aalaei, dated November 30, 2004, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this offer to exchange and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange outstanding options priced at $4.00 or higher for new options. The following is a brief summary of the terms of this offer:

Terms in italics in this Q1 are the defined terms that are used throughout this offer to exchange. The definitions of these terms can be found at the bottom of this Q1 on page 6 of this Summary Term Sheet.

Eligibility

•	All employees of Centillium are eligible to participate if they are employees as of November 30, 2004 and remain employed through the date the exchanged options are cancelled. However, if you have received a notice of termination pursuant to a reduction in force, you are not eligible to participate in this offer. If you are unclear as to whether you fall into this category, please contact Tony Webster in Human Resources. Also, Faraj Aalaei, our Chief Executive Officer and a member of our board of directors, each of the other members of our board of directors, and Scott Kamsler, our Vice President & Chief Financial Officer, may not participate in this offer.

•	In order to receive a new option, you must remain an employee through the new option grant date, and in order to vest in your new option, you must remain an employee or other service provider on each relevant vesting date.

Eligible Options

•	Options granted under our 1997 Plan or our 2001 Plan that have exercise prices per share of $4.00 or higher and that are outstanding as of the cancellation date are eligible for exchange. This means that options must be outstanding as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after the commencement of this offer, but before cancellation under this offer, that particular option grant is not eligible for exchange.

•	If you participate in this offer, you must exchange all options granted to you on or after May 30, 2004, even if such options have an exercise price per share less than $4.00 and would not otherwise be eligible for exchange. (See Section 2)

•	Any portion of an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and that is beneficially owned by a person who is not an employee of Centillium, is not eligible to be exchanged in this offer (even if legal title to that portion of the option grant is held by an eligible employee). The portion that is beneficially owned by our employee may be exchanged.

Exchange Ratios

•	Exchanged options granted with an exercise price per share greater than or equal to $4.00, but less than $6.62, will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option;

•	Exchanged options granted with an exercise price per share greater than or equal to $6.62, but less than $7.00, will be replaced with new options at an exchange ratio of two (2) new options for every three (3) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $7.00, but less than $11.00, will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $11.00, but less than $15.00, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $15.00, but less than $20.00, will be replaced with new options at an exchange ratio of one (1) new option for every four (4) exchanged options; and

•	Exchanged options granted with an exercise price per share greater than or equal to $20.00, will be replaced with new options at an exchange ratio of one (1) new option for every five (5) exchanged options.

Exchanged options granted with an exercise price per share less than $4.00 are not eligible for exchange in this offer, except that if you elect to participate in this offer, you must exchange all options granted to you on or after May 30, 2004, even if the exercise price for such options is less than $4.00 per share. Options granted on or after May 30, 2004 will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock. The number of new option shares that you receive will also be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date.

New Options

•	New options will be granted on the first U.S. business day that is at least six months and one day after the cancellation date. We refer to this date as the new option grant date. We expect that the new option grant date will be June 30, 2005. However, as discussed in Schedule D, the new option grant date may be different for employees who are residents of France.

•	Generally, the new options granted to U.S. employees in exchange for old options will be incentive stock options to the maximum extent they qualify under U.S. tax law. Any new options granted to U.S. employees that cannot qualify as incentive stock options will be granted as nonstatutory stock options. Options granted to non-U.S. employees will be U.S. nonstatutory stock options.

•	New options granted with respect to exchanged options originally granted under the 1997 Plan will be granted under the 1997 Plan and new options granted with respect to exchanged options originally granted under the 2001 Plan will be granted under the 2001 Plan. For employees resident in France, the new options will be granted under a sub-plan to the 1997 Plan which provides for the grant of options that are French tax-qualified, as described in Schedule D.

Exercise Price of the New Options

      The exercise price per share of new options will be the closing price of our common stock on the new option grant date. Notwithstanding the foregoing, if you are a resident of France, your exercise price will be determined as described in Schedule D. (See Section 9)

Vesting and Exercisability of New Options

•	The new options will be vested to the same extent and will continue to vest at the same percentage rate as your exchanged options were scheduled to vest. Each new option grant will receive credit for all vesting that would have accrued under the exchanged option had it remained outstanding through the new option grant date, as adjusted to account for the exchange ratio.

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

•	Notwithstanding the foregoing, if you are a resident of France, you may be subject to additional restrictions with respect to vesting and exercise as described in Schedule D.

Terms Used in This Offer

•	“1997 Plan” refers to our 1997 Stock Plan, as amended.

•	“2001 Plan” refers to our 2001 Nonstatutory Stock Option Plan.

•	“cancellation date” refers to the first U.S. business day after the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be December 29, 2004. If the expiration date is extended, then the cancellation date will be similarly extended.

•	“exchanged options” refers to all options that you exchange pursuant to this offer.

•	“expiration date” refers to the date that this offer expires. We expect that the expiration date will be December 28, 2004 at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“new option grant date” refers to the date that is at least six months and one day after the cancellation date. This is the date when new options will be granted. We expect that the new option grant date will be June 30, 2005. However, as discussed in Schedule D, the new option grant date may be different for employees who are residents of France. If the expiration date is extended, then the new option grant date will be similarly extended.

•	“new options” refers to the options issued pursuant to this offer that replace your exchanged options.

•	“offering period” refers to the period from the commencement of this offer to the expiration date. We expect that this period will commence on November 30, 2004 and end at 9:00 p.m., Pacific Time, on December 28, 2004.

Q2.	How do I participate in this offer?

A2.	If you choose to participate in this offer, you must do the following before 9:00 p.m., Pacific Time, on December 28, 2004:

1.	Properly complete and sign the attached election form.

2.	Deliver the completed and signed election form to Tony Webster in Human Resources either via facsimile at (510) 771-3951 or by hand at Centillium Communications, 215 Fourier Avenue, Fremont, California 94539 U.S.A.

You should note that if you participate in this offer, you must exchange all options granted to you on or after May 30, 2004, even if such options have an exercise price per share less than $4.00 and would not otherwise be eligible for exchange. If you forget to list these options on your election form, they will automatically be tendered for you.

You may obtain information regarding your currently outstanding options by accessing your E*Trade account.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within four (4) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form.

Q3.	Why is Centillium making this offer?

A3.	We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own options that over time may have a greater potential to increase in value.

This offer is also designed to decrease Centillium’s option overhang, which is the number of options outstanding as a percent of the total number of common shares outstanding. The exchange ratios used in this offer are designed to help accomplish this goal. (See Section 3)

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are an employee of Centillium at the time of this offer and you remain an employee of Centillium or a successor entity through the cancellation date. However, Faraj Aalaei, our Chief Executive Officer and a member of our board of directors, each of the other members of our board of directors, and Scott Kamsler, our Vice President & Chief Financial Officer, may not participate in this offer. To receive a new option, you must remain an employee of Centillium through the new option grant date. (See Section 1)

Q5.	Are employees outside of the United States eligible to participate?

A5.	Yes. Employees of Centillium who live and work in China, France, India, Japan, Korea, Singapore and Taiwan are eligible to participate. (See Section 1)

Please be sure to read the appropriate Schedule C through I of this offer to exchange dealing with the applicable tax and other legal consequences of the exchange in those jurisdictions.

Q6.	Are there circumstances under which I would not be granted new options?

A6.	Yes. If, for any reason, you are no longer an employee of Centillium on the new option grant date, you will not receive any new options. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Centillium will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 1)

Moreover, even if we accept your options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC or Nasdaq rules or the laws of a non-U.S jurisdiction. We do not anticipate any such prohibitions at this time. (See Section 13)

Q7.	Am I required to participate in this option exchange?

A7.	No. Participation in this offer is completely voluntary. However, if you participate in this offer, you must exchange all options granted to you on or after May 30, 2004, even if such options have an exercise price per share less than $4.00 and would not otherwise be eligible for exchange. (See Section 2)

Q8.	How many new options will I receive for the options that I exchange?

A8.	As stated above, the number of new options that you receive will depend on the exercise price of your exchanged options, as follows:

•	Exchanged options granted with an exercise price per share greater than or equal to $4.00, but less than $6.62, will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option;

•	Exchanged options granted with an exercise price per share greater than or equal to $6.62, but less than $7.00, will be replaced with new options at an exchange ratio of two (2) new options for every three (3) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $7.00, but less than $11.00, will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $11.00, but less than $15.00, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $15.00, but less than $20.00, will be replaced with new options at an exchange ratio of one (1) new option for every four (4) exchanged options; and

•	Exchanged options granted with an exercise price per share greater than or equal to $20.00, will be replaced with new options at an exchange ratio of one (1) new option for every five (5) exchanged options.

Exchanged options granted with an exercise price per share less than $4.00 are not eligible for exchange in this offer, except that if you elect to participate in this offer, you must exchange all options granted to you on or after May 30, 2004, even if the exercise price for such options is less than $4.00 per share. Options granted on or after May 30, 2004 will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock.

Please note: The exchange ratios apply to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios. The number of new options that you receive will also be adjusted if there are any stock splits, subdivisions, combinations, stock dividends or similar events that occur after the cancellation date but before the new option grant date. (See Section 2)

Example 1

If you exchange 1,000 options with an exercise price of $5.00 per share, you will receive 1,000 new options.

Example 2

If you exchange 1,000 options with an exercise price of $6.62 per share, you will receive 667 new options.

Example 3

If you exchange 1,000 options with an exercise price of $8.00 per share, you will receive 500 new options.

Example 4

If you exchange 1,000 options with an exercise price of $12.00 per share, you will receive 334 new options.

Example 5

If you exchange 1,000 options with an exercise price of $17.00 per share, you will receive 250 new options.

Example 6

If you exchange 1,000 options with an exercise price of $24.00 per share, you will receive 200 new options. (See Sections 2 and 6)

Q9.	Why isn’t the exchange ratio simply one-for-one?

A9.	Our stock option exchange program must balance the interests of both employees and stockholders. The exchange ratios selected for this offer will decrease the total number of options outstanding and will benefit stockholders by decreasing potential stockholder dilution. (See Section 3)

Q10.	What will be the exercise price of my new options?

A10.	For most employees, the exercise price per share of the new options will be the closing price of our common stock on the new option grant date. The new option grant date is expected to be June 30, 2005 (see Question and Answer 1 above), so we expect the exercise price per share of the new options granted to most employees will be the closing price of our common stock on June 30, 2005. Notwithstanding the foregoing, if you are a resident of France, your exercise price will be determined as described in Schedule D.

We cannot predict the exercise price of the new options. Because we will grant new options on the first U.S. business day that is at least six months and one day after the cancellation date, the new options may have a higher exercise price than some or all of your current options. (See Section 9)

Q11.	When will my new options vest?

A11.	The new options will be vested to the same extent and will continue to vest at the same percentage rate as your exchanged options were scheduled to vest. Each new option will vest as follows:

•	Each new option grant will receive credit for all vesting that would have accrued under the exchanged option had it remained outstanding through the new option grant date, as adjusted to account for the exchange ratio.

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

Notwithstanding the foregoing, if you are a resident of France, you may be subject to additional restrictions with respect to vesting and exercise as described in Schedule D.

Example: For example, a new option to purchase 300 shares of our common stock granted on the scheduled new option grant date of June 30, 2005 in exchange for a cancelled option to purchase 1,200 shares, will vest as follows:

Exchanged Option:

Grant date of the exchanged option: July 30, 2003

Exercise Price of exchanged option: $15.50

Number of exchanged options: 1,200

Vesting schedule of the exchanged options: 25% (300 shares) vested after 1 year; 1/48th (25 shares) per month thereafter, subject to continued service on each relevant grant date

Number of shares that would have vested under exchanged option as of June 30, 2005: 575 shares (or 47.92% of the exchanged option vested, which is 1 year and 11 months worth of vesting)

New Option:

Number of new options: 300 shares (after application of the relevant exchange ratio)

Vesting schedule of the new options: As described above and subject to continued service to Centillium, your new option will be vested to the same extent and will continue to vest at the same percentage rate as your exchanged option was scheduled to vest. On June 30, 2005, the new option will be vested as to the same percentage as would have been vested had the exchanged option remained outstanding through the new option grant date:

Vested on new option grant date (June 30, 2005): 143.75 shares (or 47.92% of the new option)

Remaining vesting schedule: 1/48th(6.25 shares) of the new option grant will vest per month thereafter, subject to continued service to Centillium on each relevant grant date

Q12.	If I participate in this offer, do I have to exchange all of my options?

A12.	No. You may pick and choose which of your outstanding option grants you wish to exchange. You should note though that we are not accepting partial tenders of option grants unless that option grant is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) (See Question and Answer 13). This means that you may not elect to exchange only some of the shares covered by any particular option grant. However, you may elect to exchange the remaining portion of any option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 2,000 shares, you may elect to exchange:

•	Your first option grant covering 300 remaining unexercised shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares,

•	Two of your three option grants,

•	All three of your option grants, or

•	None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2)

Nothwithstanding the foregoing, if you participate in this offer, you must exchange all options granted to you on or after May 30, 2004, even if such options have an exercise price per share less than $4.00 and would not otherwise be eligible for exchange.

Q13.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A13.	If you have an option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an employee of Centillium beneficially owns a portion of that option grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this offer to exchange (even if legal title to that portion of the option grant is held by you and you are an eligible employee).

For instance, if you are an eligible employee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to tender that option grant at all. This is your only choice with respect to this option grant. (See Section 2)

Q14.	When will my exchanged options be cancelled?

A14.	Your exchanged options will be cancelled on the first U.S. business day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be December 29, 2004, unless the offer period is extended. (See Section 6)

Q15.	Once I surrender my exchanged options, is there anything I must do to receive the new options?

A15.	To receive new options, you must remain employed by Centillium through the new option grant date.

As discussed above, we will grant new options on the first U.S. business day that is at least six months and one day after the cancellation date. We expect that the new option grant date will be June 30, 2005. However, as discussed in Schedule D, the new option grant date may be different for employees who are residents of France. If, for any reason, you do not remain employed by Centillium through the new option grant date, you will not receive any new options or other benefit in exchange for your exchanged options. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Centillium remains “at will” and can be terminated by you or Centillium at any time, with or without cause or notice. (See Section 1)

Q16.	When will I receive my new options?

A16.	We will send you a promise to grant stock options promptly after the cancellation date. The promise to grant stock options represents our commitment to grant you new options on the new option grant date, provided that you remain employed by Centillium through the new option grant date.

We will grant the new options on the new option grant date. The new option grant date will be the first U.S. business day that is at least six months and one day after the date on which we cancel the options accepted for exchange. We will not grant the new options before the new option grant date. We expect the new option grant date will be June 30, 2005. However, as discussed in Schedule D, the new option grant date may be different for employees who are residents of France. If the expiration date is delayed, the new option grant date will be similarly delayed. (See Section 6)

Q17.	If I participate in this offer, will I receive other option grants before I receive my new options?

A17.	No. Regardless of whether or not you participate in this offer, you will not receive any other option grants before the new option grant date.

Q18.	If I do not participate in this offer, may I receive any option grants between now and the new option grant date?

A18.	No. Regardless of whether or not you participate in this offer, you will not receive new option grants between now and the new option grant date.

Q19.	Why do I have to exchange options granted on or after May 30, 2004, if I choose to participate?

A19.	Under current accounting rules, options that were granted during the six-month period before this offer commenced and the six-month period after the cancellation date could be viewed as “replacement” options for the exchanged options. As such, accounting rules would require unfavorable accounting treatment to Centillium for these replacement options. (See Section 12)

Q20.	What evidence will I have of Centillium’s promise to grant new options to me on the new option grant date?

A20.	Centillium will deliver to you a written promise to grant the new options to you on the new option grant date. Centillium will deliver the written promise to you promptly after the cancellation date. If you do not receive a promise to grant stock options within several U.S. business days after the expiration date, please contact Tony Webster in Human Resources by telephone at (510) 771-3533. If you are an employee outside of the U.S., you may also inform Tony Webster that you have not received your promise to grant by faxing him at (510) 771-3951. (See Section 6)

Q21.	Why won’t I receive my new options immediately after the expiration date of the offer?

A21.	Current accounting rules require that options granted within six months of cancelled options be treated as variable awards. The accounting for variable awards can result in Centillium’s recognition of expenses that would reduce earnings. This means that if we granted new options within six months of the cancellation date, we would be required to record as compensation expense the non-cash accounting impact of increases in our stock price. This expense would be measured at each quarter or year end. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. (See Section 12)

Q22.	Can I exchange shares of Centillium common stock that I acquired upon exercise of Centillium options?

A22.	No. This offer relates only to outstanding Centillium options. You may not exchange shares of Centillium common stock in this offer. (See Section 2)

Q23.	Is this a repricing of options?

A23.	No. This is a stock option exchange offer. Current accounting rules require that the repricing of options be accounted for as variable awards which would result in unfavorable accounting consequences for Centillium. Although our stock option plan does not permit a traditional repricing of options, if we were able to reprice your options, our potential for profitability in the future would be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation of our common stock underlying the repriced options. (See Section 12)

Q24.	Why can’t you just grant me additional options?

A24.	While Centillium could grant additional options today, the number of outstanding options in relation to our shares outstanding, the “overhang,” is not favorable for our stockholders, and therefore should be reduced. We believe this program is in the best interests of our employees and stockholders to give incentive to our employees with appropriate stock options, reduce the outstanding stock option overhang, and conserve options for future grants. (See Section 3)

Q25.	Will I be required to give up all of my rights under the cancelled options?

A25.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the first U.S. business day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be December 29, 2004. (See Section 6)

Q26.	Will the terms and conditions of my new options be the same as my exchanged options?

A26.	The terms and conditions of your new options may vary from the terms and conditions of your exchanged options, but such changes generally will not substantially and adversely affect your rights, except that the vesting schedule and the term of your new option will be different. (See Section 9)

In addition, non-U.S. employees may have different restrictions on vesting, methods of exercise, expiration of option term and other terms as stated in Schedules C through I.

Q27.	What if Centillium is acquired by another company?

A27.	Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer. However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such new option will generally have an exercise price equal to the fair market value (as defined under the applicable option plan) of the acquiror’s stock on the new option grant date, except with respect to options granted to employees resident in France, which may be at a higher exercise price. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

Regardless of any such merger, consolidation or acquisition, the new option grant date will be the first U.S. business day that is at least six months and one day after the cancellation date (or later for residents of France, as discussed in Schedule D). Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase our common stock before the effective date of the merger, consolidation or acquisition.

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Centillium would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Centillium common stock, while option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the merger or acquisition and sell their Centillium common stock before the effective date.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the grant of the new options under this option exchange program. Termination of your employment for this or any other reason before the new options are granted means that you will receive neither new options, nor any other benefit for your cancelled options. (See Section 9)

Q28.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A28.	If you choose not to participate or your options are not accepted for exchange, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, and (iii) retain their current vesting schedule. (See Section 6)

Q29.	How does Centillium determine whether an option has been properly tendered?

A29.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4)

Q30.	Will I have to pay taxes if I participate in the offer?

A30.	If you participate in the offer and are a citizen or resident of the U.S., you should not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you may have taxable income when you exercise your new options or when you sell your shares. (See Section 14)

If you are a resident of or are otherwise subject to tax in a country other than the United States, your tax consequences with respect to the exchange may vary from those tax consequences described above. Please be sure to refer to Schedules C through I for a discussion of the tax and legal consequences of electing to participate in the offer in the country in which you are subject to tax. Tax consequences may vary depending on each individual option holder’s circumstances. (See Schedules C through I, as applicable.)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Q31.	Will my new options be incentive stock options or nonstatutory stock options for United States tax purposes?

A31.	If you are a U.S. employee, the new options granted in exchange for your old options will be incentive stock options for United States tax purposes, but only to the maximum extent they qualify as incentive stock options under the U.S. tax laws on the new option grant date. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.

If you are a non-U.S. employee, the new options granted in exchange for your old options will be a nonstatutory stock option under U.S. tax laws.

We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of incentive stock options and nonstatutory stock options with your financial, legal and/or tax advisors. (See Sections 9 and 14)

Q32.	When will my new options expire?

A32.	Your new options will expire the same date as the scheduled expiration of your exchanged options, or earlier, upon the termination of your employment with Centillium. However, if you are a resident of France, your new option will expire as described in Schedule D. (See Section 9)

Q33.	Will I receive a new option agreement?

A33.	Yes. All new options will be subject to a new option agreement between you and Centillium. (See Section 9)

Q34.	Is there any chance Centillium will not proceed with the option exchange?

A34.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this offer to exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion.

In addition, prior to the expiration date, we may change the offer for any or no reason. (See Section 7)

Q35.	If you extend the offer, how will you notify me?

A35.	If we extend this offer, we will issue a press release or other public announcement disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. We will also send an email to all employees. (See Sections 2 and 16)

Q36.	How will you notify me if the offer is changed?

A36.	If we change the offer, we will issue a press release or other public announcement disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change the offer. We will also send an email to all employees. (See Sections 2 and 16)

Q37.	Can I change my mind and withdraw from this offer?

A37.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (See Section 5)

Q38.	How do I withdraw my election?

A38.	To withdraw your election, you must do the following before the expiration date:

1.	Properly complete and sign the attached withdrawal form.

2.	Deliver the completed and signed election form to Tony Webster in Human Resources either via facsimile at (510) 771-3951 or by hand at Centillium Communications, 215 Fourier Avenue, Fremont, California 94539 U.S.A. (See Section 5)

Q39.	What if I withdraw my election and then decide again that I want to participate in this offer?

A39.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date that is signed and dated after the date of your withdrawal form. (See Question and Answer 2 and Section 5)

Q40.	Can I change my mind about which options I want to exchange?

A40.	Yes. You may change your mind after you have submitted an election form and change the options you elect to exchange at any time before the expiration date. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional options, or you may choose to exchange fewer options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Please be sure that any new election form you submit includes all the options you wish to exchange and is clearly dated after your last-submitted election or withdrawal form. (See Section 5)

Q41.	How do I change my election to exchange a particular option?

A41.	To change your election to exchange additional option grants, you must do the following before the expiration date:

1.	Properly complete and sign a new election form, indicating each option grant you now wish to exchange.

2.	Deliver the completed and signed election form to Tony Webster in Human Resources either via facsimile at (510) 771-3951 or by hand at Centillium Communications, 215 Fourier Avenue, Fremont, California 94539 U.S.A. (See Section 5)

To withdraw your election to exchange only some of your option grants, you must do the following before expiration date:

1.	Properly complete and sign the attached withdrawal form, indicating each option grant you wish to withdraw from the offer.

2.	Deliver the completed and signed election form to Tony Webster in Human Resources either via facsimile at (510) 771-3951 or by hand at Centillium Communications, 215 Fourier Avenue, Fremont, California 94539 U.S.A. (See Section 5)

Q42.	Are you making any recommendation as to whether I should exchange my eligible options?

A42.	No. We are not making any recommendation as to whether you should accept this offer. You must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 3)

Q43.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A43.	For additional information or assistance, you should contact one of the following:

Scott Kamsler	or	Dorothy An	or	Tony Webster
Centillium Communications		Centillium Communications		Centillium Communications
215 Fourier Avenue		215 Fourier Avenue		215 Fourier Avenue
Fremont, California 94539		Fremont, California 94539		Fremont, California 94539
(510) 771-3917		(510) 771-3403		(510) 771-3533

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

      Participating in the offer involves a number of risks, including those described below. This list and the risk factors under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed with the Securities and Exchange Commission (SEC), highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States and certain other jurisdictions, as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

      In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this offer to exchange. You should carefully consider these risks, in addition to the other information in this offer to exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

      The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B, as well as our most recent reports filed with the SEC. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Economic Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the new options that you receive in exchange for them.

      For example, if you cancel options with an exercise price of $5.00 per share, and the price of our common stock increases to $10.00 per share when the new options are granted, your new option will have a higher exercise price than the cancelled option. In addition, because the exchange ratio of this offer is not one-for-one with respect to all options, it is possible that, at some point in the future, your old options would have been economically more valuable than the new options granted pursuant to this exchange offer. For example, if you exchange an option grant for 3,000 shares with an exercise price of $14.00 per share, you would receive a new option for 1,000 shares with an exercise price equal to the fair market value of our common stock on the new grant date (unless you are subject to a higher exercise price due to local law). Assuming, for illustrative purposes only, your new option is granted at an exercise price of $10.00 per share, and that one year after the new grant date the price of our common stock had increased to $30.00 per share. Under this example, if you had kept your exchanged options and sold them at $30.00 per share, you would have realized pre-tax gain of $48,000, but if you exchanged your options and sold your new options at the same price, you would only realize a pre-tax gain of $20,000.

If we are acquired by or merge with another company, your cancelled options might be worth more than the new options that you receive in exchange for them.

      A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If your employment terminates for any reason before we grant the new options you will neither receive a new option nor have any of your cancelled options returned to you.

      Once we cancel the options that you elect to exchange, all of your rights under the options terminate. Accordingly, if your employment with us terminates for any reason, including if that termination is without cause or as a result of another company acquiring us, before the grant of the new options, you will have the benefit of neither the cancelled option nor any new option.

      Our revenues depend on the health of the economy and the growth of our customers and potential customers. If world-wide economic conditions remain stagnant or worsen or if we are not able to expand our business, we may experience a material adverse impact on our business, operating results, and financial condition and may undertake various measures to reduce our expenses including decreasing the size of our workforce. Should your employment be terminated for any reason prior to the one-year anniversary of the new option grant date, you will have the benefit of neither the cancelled option nor any new option.

      If another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. If your employment terminates for this or any other reason before the new option grant date you will not receive a new option, nor will you receive any other benefit for your options that were cancelled.

Tax-Related Risks

A portion of your new option may be a U.S. nonstatutory stock option, whereas your cancelled option may have been an incentive stock option.

      For U.S. employees, your new option will be an incentive stock option, but only to the extent it qualifies under the U.S. Internal Revenue Code on the new option grant date. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a U.S. nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws. It is possible that by participating in this exchange, your options will exceed this $100,000 limit and the excess will be treated as nonstatutory stock options. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the offer to exchange, and see the tax disclosure set forth under the section entitled “Material U.S. federal income tax consequences.”

U.S. employees who participate in this exchange will be required to restart the measurement periods required to be eligible for favorable tax treatment for their new incentive stock options.

      In order to receive favorable tax treatment for incentive stock options, the shares subject to the option must be held more than two years after the new grant date and more than one year after you exercise the new option grant. Since the new options will be a completely new grant, U.S. employees will not receive any credit for the time in which the exchanged option was held. As a result, in order for the new incentive stock options to be eligible for favorable U.S. federal tax treatment, you must wait to sell the shares subject to your new incentive stock option until the passage of more than two years from the new option grant date and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please read the rest of the offer to exchange, and see the tax disclosure set forth under the section entitled “Material U.S. federal income tax consequences.”

Tax-related risks for employees subject to tax in non-U.S. countries

      If you are a tax resident or citizen of a foreign jurisdiction, you should refer to Schedules C through I for a discussion of some of the tax and legal consequences that may apply to you with regard to the offer to exchange.

Tax-related risks for residents of China

      Under general tax principles in China, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer to exchange. You will be restricted to using a cashless sell-all exercise with regard to your new options due to certain legal restrictions in China. Please see Schedule C for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer to exchange.

Tax-related risks for residents of France

      Under general tax principles in France, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer to exchange. Your new options will be granted under the sub-plan to the 1997 Plan and are intended to qualify for favorable tax and social security treatment under French law. The new option exercise price and the grant date may differ from that in other countries in order for the options to comply with the requirements for French qualified options. In addition, you are restricted to a two-year cliff vesting in the vesting schedule, and you must not sell shares acquired pursuant to your options until four years from the grant date of the new option to obtain favorable tax and social insurance treatment. The term of the option will be nine years and six months. In the event of a transaction involving the Centillium Communications, Inc., such as a merger or other acquisition, the new options may no longer qualify for favorable tax treatment under French tax law. Please see Schedule D for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer to exchange.

Tax-related risks for residents of India

      Under general tax principles in India, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer to exchange. The tax treatment at the time the new options are exercised may differ based on whether the Plan under which the new options are offered is qualified under the Guidelines issued by the Government of India and whether Centillium Communications, Inc. has completed the related filings. In this regard, Centillium Communications, Inc. is not obligated to ensure that its employee stock plans are qualified under the Guidelines. Please see Schedule E for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer to exchange.

Tax-related risks for residents of Japan

      Under general tax principles in Japan, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer to exchange. Please see Schedule F for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer to exchange.

Tax-related risks for residents of Korea

      Under general tax principles in Korea, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer to exchange. Please see Schedule G for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer to exchange.

Tax-related risks for residents of Singapore

      Under general tax principles in Singapore, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer to exchange. However, you may be subject to tax as a result of the exchange of an outstanding option for the right to a new option as the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release” of an existing right. In practice, the IRAS is likely to disregard the “release” of the outstanding options and simply tax the new options when you exercise them. Please see Schedule H for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer to exchange.

Tax-related risks for residents of Taiwan

      Under general tax principles in Taiwan, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer to exchange. Please see Schedule I for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer to exchange.

Tax-related risks for tax residents of multiple countries

      If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Business-Related Risks

We have a history of losses and may experience losses in the future.

      We have not reported an operating profit for any year since our inception and have experienced a net loss of approximately $31.3 million in the nine months ended September 30, 2004 and net losses of $13.4 million and $33.3 million for the years ended December 31, 2003 and 2002, respectively.

      Our success may depend in large part upon the adoption and utilization of our products and technology, as well as our ability to effectively maintain existing relationships and develop new relationships with customers and strategic partners. If we do not succeed in doing so, we may not achieve or maintain profitability on a timely basis or at all. In particular, we intend to expend significant financial and management resources on product development, sales and marketing, strategic relationships, technology and operating infrastructure. As a result, we may incur additional losses and continued negative cash flow from operations for the foreseeable future and may not achieve or maintain profitability.

Significant fluctuations or a slowdown in deployment of DSL in Japan would adversely affect our business and operating results.

      Sales to customers located in Japan accounted for 85% and 83% of net revenues for the three and nine months ended September 30, 2004, respectively, compared to 84% and 85% of net revenues for the three and nine months ended September 30, 2003, respectively. To date, our sales have been dependent on the continuous growth of new DSL subscribers in Japan. Fluctuations in new subscribers in Japan impact our revenues on a quarterly basis and a sustained slow down in such a growth may cause our revenue to decline. Our sales have been historically denominated in U.S. dollars and major fluctuations in currency exchange rates could materially affect our Japanese customers’ demand, thereby forcing them to reduce their orders, which could adversely affect our operating results.

Our stock price may continue to be volatile.

      The market price of our common stock has been volatile and will likely continue to fluctuate significantly in response to the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;

•	changes in financial estimates of our revenues and operating results by securities analysts;

•	changes in market valuations of integrated circuit companies;

•	announcements by us, our competitors or others in related market segments of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	loss or decrease in sales to a major customer or failure to complete significant transactions;

•	loss or reduction in manufacturing capacity from one or more of our key suppliers;

•	additions or departures of key personnel;

•	future sales of our common stock;

•	inconsistent or low levels of trading volume of our common stock;

•	commencement of or involvement in litigation;

•	announcements by us or our competitors of key design wins and product introductions;

•	a decrease in the average selling price of our products;

•	ability to achieve cost reductions; and

•	fluctuations in the timing and amount of customer requests for product shipments.

We are exposed to increased costs and risks associated with complying with increasing and new regulation of corporate governance and disclosure standards.

      We are spending an increased amount of management time and internal and external resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq Stock Market rules. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal control systems and attestations of the effectiveness of these systems by our independent auditors. We are currently documenting and testing our internal control systems and procedures and considering improvements that may be necessary in order for us to comply with the requirements of Section 404 by the end of 2004. This process has required us to hire additional personnel and outside advisory services and has resulted in additional accounting and legal expenses. In addition, the evaluation and attestation processes required by Section 404 are new and neither companies nor auditing firms have significant experience in testing or complying with these requirements. Accordingly, we may encounter problems or delays in completing the review and evaluation, the implementation of improvements and the receipt of a positive attestation by our independent auditors. While we believe that we currently have adequate internal controls over financial reporting, in the event that our chief executive officer, chief financial officer or independent auditors determine that our controls over financial reporting are not effective as defined under Section 404, investor perceptions of our company may be adversely affected and could cause a decline in the market price of our stock.

Sales of our products depend on the widespread adoption of broadband access services, especially DSL, VoIP and FTTP. If the demand for broadband access service does not increase, we may not be able to generate substantial sales.

      Sales of our products depend on the increased use and widespread adoption of broadband access services, and DSL services in particular, and the ability of telecommunications service providers to market and sell broadband access services. Our business would be harmed, and our results of operations and financial condition would be adversely affected, if the use of broadband access services does not increase as anticipated. Certain critical factors will likely continue to affect the development of the broadband access service market. These factors include:

•	inconsistent quality and reliability of service;

•	lack of availability of cost-effective, high-speed service;

•	lack of interoperability among multiple vendors’ network equipment;

•	congestion in service providers’ networks;

•	inadequate security; and

•	slow deployment of new broadband services over DSL lines.

Our markets are highly competitive and many of our competitors are established and have greater resources than we have.

      The market for communications semiconductor and software solutions is intensely competitive. Given our stage of development, there is a substantial risk that we will not have the financial resources, technical expertise or marketing and support capabilities to compete successfully. In addition, a number of other semiconductor companies have announced their intent to enter the market segments adjacent to or addressed by our products. These competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than we have. We may also face competition from customers’ or prospective customers’ own internal development efforts. Any of these competitors may be able to introduce new technologies, respond more quickly to changing customer requirements or devote greater resources to the development, promotion and sale of their products than we can.

We operate in the highly cyclical semiconductor industry, which is subject to significant downturns.

      The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving technical standards, short product life cycles and wide fluctuations in product supply and demand. From time to time these and other factors, together with changes in general economic conditions, cause significant upturns and downturns in the industry, and in our business in particular. Periods of industry downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. These factors have caused substantial fluctuations in our revenues and results of operations. We have experienced these cyclical fluctuations in their businesses in the past and we may experience cyclical fluctuations in the future.

A general economic slowdown, and a slowdown in spending in the telecommunications industry, has affected and may continue to negatively affect our business and operating results.

      There have been announcements throughout the worldwide telecommunications industry of current and planned reductions in component inventory levels and equipment production volumes, and of delays in the build-out of new infrastructure. Any of these trends, if continued, could result in lower than expected demand for our products, which could have a material adverse effect on our revenues and results of operations generally, and could cause the market price of our common stock to decline. Specifically, we have experienced:

•	reduced demand for our products;

•	increased price competition for our products;

•	increased risk of excess and obsolete inventories;

•	higher research and development and general and administrative costs, as a percentage of revenue.

      Recent geopolitical and social turmoil in many parts of the world, including actual incidents and potential future acts of terrorism and war, may continue to put pressure on global economic conditions. These geopolitical and social conditions, together with the resulting economic uncertainties, make it extremely difficult for our company, our customers and our vendors to accurately forecast and plan future business activities. This reduced predictability challenges our ability to operate profitably or to increase revenues. In particular, it is difficult to develop and implement strategies to create sustainable business models and efficient operations, and to effectively manage outsourced relationships for services such as contract manufacturing and information technology. If the current uncertain economic conditions continue or deteriorate, there could be additional material adverse impact on our financial position, revenues, results of operations, or cash flow.

We derive a substantial amount of our revenues from Japan, and our failure to diversify the geographic sources of our revenue could harm our business and operating results.

      Because a substantial portion of our revenues have been derived from sales into Japan, our revenues have been heavily dependent on developments in the Japan market. While part of our strategy is to diversify the geographic sources of our revenues, failure to further penetrate markets outside of Japan could harm our business and results of operations.

We depend on a few customers, and if we lose any of them, our sales and operations will suffer.

      We sell our products primarily to network equipment manufacturers. Our top two customers for the nine month period ended September 30, 2004 were NEC and Sumitomo, accounting for 46% and 36% of our net revenues, respectively. For the year ended December 31, 2003, NEC and Sumitomo accounted for 49% and 31% of our net revenues, respectively. We do not have contractual volume commitments with these customers but rather sell our products to them on an order-by-order basis. We expect to be dependent upon a relatively small number of large customers in future periods, although the specific customers may vary from period to period. If we are not successful in maintaining relationships with key customers and winning new customers, our business and results of operations will suffer.

Third-party claims regarding intellectual property matters could cause us to stop selling our products, pay monetary damages or obtain licenses on adverse terms.

      There is a significant risk that third parties, including current and potential competitors, will claim that our products, or our customers’ products, infringe on their intellectual property rights. From time to time, third parties have asserted and may in the future assert patent, copyright, trademark or other intellectual property rights to technologies that are important to our business and have demanded or in the future may demand that we license their patents and technology. Any such litigation, whether or not determined in our favor or settled by us, would be costly and divert the attention of our management and technical personnel. Inquiries with respect to the coverage of our intellectual property could develop into litigation. We cannot assure you that we would prevail in litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. In the event of an adverse ruling for an intellectual property infringement claim, we could be required to obtain a license or pay substantial damages or have the sale of our products stopped by an injunction. Such a license may not be available on reasonable terms, or at all. In addition, if a customer of our products cannot acquire a required license on commercially reasonable terms, that customer may choose not to use our products. We have obligations to indemnify our customers under some circumstances for infringement of third-party intellectual property rights. If any intellectual property claims from third parties against one of our customers whom we have indemnified is held to be valid, the costs to us could be substantial and our business could be harmed.

      In August 2004, Fujitsu Limited filed a suit against Centillium Communications, Inc. and Centillium Japan K.K (“Centillium Japan”) in the Tokyo District Court alleging that Centillium and Centillium Japan infringe one Japanese patent jointly owned by Fujitsu and Ricoh Co., Ltd. The complaint seeks monetary damages against Centillium and Centillium Japan. The Company is in the process of evaluating the complaint, and the probable outcome of this suit cannot be predicted with any certainty. An unfavorable ruling could have a material adverse impact on the Company’s financial position or results of operations.

We anticipate lower margins as products mature, which could adversely affect our profitability.

      We expect the average selling prices of our products to decline as they mature. Historically, competition in the semiconductor industry has driven down the average selling prices of products. If we price our products too high, our customers may use a competitor’s product or an in-house solution. To maintain profit margins, we must reduce our costs sufficiently to offset declines in average selling prices, or successfully sell proportionately more new products with higher average selling prices. Yield or other production problems, or shortages of supply may preclude us from lowering or maintaining current product costs.

      We have also experienced more aggressive price competition from competitors in market segments in which we are attempting to expand our business. These circumstances may make some of our products less competitive and we may be forced to decrease our prices significantly to win a design. We may lose design opportunities or may experience overall declines in gross margins as a result of increased price competition.

We may be unable to attract, retain and motivate qualified personnel, which could seriously harm our business.

      Our future success depends on our ability to attract, retain and motivate qualified personnel, including executive officers and other key management and technical personnel. As the source of our technological and product innovations, our key technical personnel represent a significant asset. The competition for such personnel can be intense in the semiconductor industry. We do not have employment agreements with these executives, or any other key employees, that govern the length of their service. The loss of the services of certain key senior management or technical personnel, or our inability to attract, retain and motivate qualified personnel, could materially and adversely affect our business, financial condition and results of operations.

Our customers may demand preferential terms or delay our sales cycle, which would adversely affect our results of operations.

      Our customers are in most cases larger than us and are able to exert a high degree of influence over us. These customers may have sufficient bargaining power to demand low prices and other terms and conditions that may materially adversely affect our business, financial condition and results of operations. In addition, prior to selling our products to such customers, we must typically undergo lengthy product approval processes, often taking up to one year. Accordingly, we are continually submitting successive versions of our products as well as new products to our customers for approval. The length of the approval process can vary and is affected by a number of factors, including customer priorities, customer budgets and regulatory issues affecting telecommunication service providers. Delays in the product approval process could materially adversely affect our business, financial condition and results of operations. While we have been successful in the past in obtaining product approvals from our customers, such approvals and the ensuing sales of such products may not continue to occur. Delays can also be caused by late deliveries by other vendors, changes in implementation priorities and slower than anticipated growth in demand for the services that our products support. A delay in, or cancellation of, the sale of our products could adversely affect our results from operations or cause them to significantly vary from quarter to quarter.

Because the sales cycle for our products typically lasts up to one year, and may be subject to delays, it is difficult to forecast sales for any given period.

      If we fail to realize forecasted sales for a particular period, our stock price could decline significantly. The sales cycle of our products is lengthy and typically involves a detailed initial technical evaluation of our products by our prospective customers, followed by the design, construction and testing of prototypes incorporating our products. Only after these steps are complete will we receive a purchase order from a customer for volume shipments. This process generally takes from 9 to 12 months, and may last longer. Given this lengthy sales cycle, it is difficult to accurately predict when sales to a particular customer will occur. In addition, we may experience unexpected delays in orders from customers, which may prevent us from realizing forecasted sales for a particular period. Our products are typically sold to equipment manufacturers, who incorporate our products in the products that they in turn sell to consumers or to network service providers. As a result, any delay by our customers, or by our customers’ customers, in the manufacture or distribution of their products will result in a delay in obtaining orders for our products, which could cause our business and results to suffer.

Rapid changes in the market for DSL chip sets may render our chip sets obsolete or unmarketable.

      The market for chip sets for DSL products is characterized by:

•	intense competition;

•	rapid technological change;

•	frequent new product introductions by our competitors;

•	changes in customer demands; and

•	evolving industry standards.

      Any of these factors could make our products obsolete or unmarketable. In addition, the life cycles of some of our products may depend upon the life cycles of the end products into which our products will be designed. Products with short life cycles require us to closely manage production and inventory levels. Unanticipated changes in the estimated total demand for our products and/or the estimated life cycles of the end products into which our products are designed may result in obsolete or excess inventories, which in turn may adversely affect our operating results. To compete, we must innovate and introduce new products. If we fail to successfully introduce new products on a timely and cost-effective basis that meet customer requirements and are compatible with evolving industry standards, then our business, financial condition and results of operations will be seriously harmed.

Because our products are components of other equipment, if broadband equipment manufacturers do not incorporate our products in their equipment, we may not be able to generate sales of our products in volume quantities.

      Our products are not sold directly to the end-user; they are components of other products. As a result, we rely upon equipment manufacturers to design our products into their equipment. We further rely on the manufacturing and deployment of the equipment to be successful. If equipment that incorporates our products is not accepted in the marketplace, we may not achieve sales of our products in volume quantities, which would have a negative impact on our results of operations.

Because manufacturers of communications equipment may be reluctant to change their sources of components, if we do not achieve design wins with such manufacturers, we may be unable to secure sales from these customers in the future.

      Once a manufacturer of communications equipment has designed a supplier’s semiconductor into its products, the manufacturer may be reluctant to change its source of semiconductors due to the significant costs associated with qualifying a new supplier. Accordingly, our failure to achieve design wins with equipment manufacturers, who have chosen a competitor’s semiconductor could create barriers to future sales opportunities with these manufacturers.

We may need to raise additional capital which might not be available or which, if available, could be on terms adverse to our common stockholders.

      We expect that our current cash and cash equivalents and investment securities balances will be adequate to meet our working capital and capital expenditure needs for at least twelve months. After that, we may need to raise additional funds, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. We may also require additional capital for the acquisition of businesses, products and technologies that are complementary to ours. Further, if we issue equity securities, the ownership percentage of our stockholders would be reduced, and the new equity securities may have rights, preferences or privileges senior to those existing holders of our common stock. If we are unable to obtain this additional financing, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, operating results and financial condition.

We depend on sole source suppliers for several key components of our products.

      We obtain certain parts, components and packaging used in the delivery of our products from sole sources of supply. For example, we obtain certain semiconductor wafers on a sole source basis from Taiwan Semiconductor Manufacturing Co., Ltd, Semiconductor Manufacturing International Corporation and United Microelectronics Corporation. If we fail to obtain components in sufficient quantities when required or if we cannot adequately control manufacturing process quality, product yields or production costs, our business could be harmed. Developing and maintaining these strategic relationships with our vendors is critical for us to be successful.

      Any of our sole source suppliers may:

•	enter into exclusive arrangements with our competitors;

•	stop selling their products or components to us at commercially reasonable prices;

•	refuse to sell their products or components to us at any price; or

•	be subject to production disruptions such as earthquakes.

Because other broadband technologies may compete effectively with DSL services or other services addressed by our products, a slowdown in deployment of DSL services, the lack of significant growth in non-DSL markets that we are targeting and our lack of success in penetrating such markets would adversely affect our business and operating results.

      Our revenues are heavily dependent on the increase in demand for DSL services. DSL services are competing with a variety of different broadband data transmission technologies, including cable modems, satellite and other wireless technologies. While part of our strategy is to diversify our product markets beyond DSL into such areas as Fiber-to-the-Premises and VoIP, if any technology that is competing with the technologies that we offer is more reliable, faster and/or less expensive or has any other advantages over the technologies for which we have products, then the demand for our products may decrease. The lack of significant growth in those markets we are targeting in general and the lack of success of our products in particular would also adversely affect our business and results of operations.

We are subject to order and shipment uncertainties, and any significant order cancellations or deferrals could adversely affect our business.

      We typically sell products pursuant to purchase orders that customers can generally cancel or defer on short notice without incurring a significant penalty. Any significant cancellations or deferrals in the future could materially and adversely affect our business, financial condition and results of operations. In addition, cancellations or deferrals of product orders, the return of previously sold products or the overproduction of products due to the failure of anticipated orders to materialize could cause us to hold excess or obsolete inventory, which could reduce our profit margins, increase product obsolescence and restrict our ability to fund our operations. Furthermore, we generally recognize revenue upon shipment of products to a customer. If a customer refuses to accept shipped products, we could incur significant charges against our revenue.

We derive a substantial amount of our revenues from international sources, and difficulties associated with international operations could harm our business.

      A substantial portion of our revenues has been derived from customers located outside of the United States. For the three and nine months ended September 30, 2004, 92% and 89%, respectively, of our net revenues were to customers located in Asia. We may be unable to successfully overcome the difficulties associated with international operations. These difficulties include:

•	staffing and managing foreign operations;

•	changes in regulatory requirements;

•	licenses, tariffs and other trade barriers;

•	political and economic instability;

•	difficulties in protecting intellectual property rights in some foreign countries;

•	a limited ability to enforce agreements and other rights in some foreign countries;

•	obtaining governmental approvals for products; and

•	complying with a wide variety of complex foreign laws and treaties.

      Because sales of our products are denominated exclusively in United States dollars, increases in the value of the United States dollar could increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country.

If we deliver products with defects, our credibility will be harmed, and the sales and market acceptance of our products will decrease.

      Our products are complex and have contained errors, defects and bugs when introduced and revised. If we deliver products with errors, defects or bugs or products that have reliability, quality or compatibility problems, our credibility and the market acceptance and sales of our products could be harmed, which could adversely affect our ability to retain existing customers or attract new customers. Further, if our products contain errors, defects and bugs, then we may be required to expend significant capital and resources to alleviate such problems and may have our sales to customers interrupted or delayed. If any of these problems are not found until we have commenced commercial production, we may be required to incur additional development costs and product repair or replacement costs. Defects could also lead to potential liability as a result of product liability lawsuits against us or against our customers. We have agreed to indemnify our customers in some circumstances against liability from defects in our products. A successful product liability claim could seriously harm our business, financial condition and results of operations, and may divert our technical and other resources from other development efforts.

We may experience difficulties in transitioning to smaller geometry process technologies or in achieving higher levels of design integration and that may result in reduced manufacturing yields, delays in product deliveries and increased expenses.

      In order to remain competitive, we expect to continue to transition our products to increasingly smaller line width geometries. This transition will require us to modify the manufacturing processes for our products and redesign some products. We periodically evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies to reduce our costs, and we have designed some of our products to be manufactured in .35 micron, .25 micron, .18 micron and .13 micron geometry processes. In the past, we have experienced some difficulties in shifting to smaller geometry process technologies or new manufacturing processes, which resulted in reduced manufacturing yields, delays in product deliveries and increased expenses. We may face similar difficulties, delays and expenses as we continue to transition our products to smaller geometry processes. We are dependent on our relationships with our foundries to transition to smaller geometry processes successfully. We cannot assure you that our foundries will be able to effectively manage the transition or that we will be able to maintain our foundry relationships. If our foundries or we experience significant delays in this transition or fail to efficiently implement this transition, our business, financial condition and results of operations could be materially and adversely affected. As smaller geometry processes become more prevalent, we expect to continue to integrate greater levels of functionality, as well as customer and third party intellectual property, into our products. However, we may not be able to achieve higher levels of design integration or deliver new integrated products on a timely basis, or at all.

Future consolidation in the telecommunications equipment industry may increase competition that could harm our business.

      The markets in which we compete are characterized by increasing consolidation both within the telecommunications equipment sector and by companies combining or acquiring data communications assets and assets for delivering voice-related services. We cannot predict with certainty how industry consolidation will affect our competitors. We may not be able to compete successfully in an increasingly consolidated industry. Increased competition and consolidation in our industry may require that we reduce the prices of our products or result in a loss of market share, which could materially adversely affect our business, financial condition and results of operations. Additionally, because we are now, and may in the future be, dependent on certain strategic relationships with third parties in our industry, any additional consolidation involving these parties could reduce the demand for our products and otherwise harm our business prospects.

We may make future acquisitions and acquisitions involve numerous risks.

      Our business is highly competitive and, as such, our growth is dependent upon market growth, our ability to enhance our existing products and our ability to introduce new products on a timely basis. One of the ways we have addressed and may continue to address the need to develop new products is through acquisitions of other companies. Acquisitions involve numerous risks, including the following:

•	difficulties in integration of the operations, technologies and products of the acquired companies;

•	the risk of diverting management’s attention from normal daily operations of the business;

•	potential difficulties in completing projects associated with purchased in-process research and development;

•	risks of entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions; and

•	the potential loss of key employees of the acquired company.

      Mergers and acquisitions of high-technology companies are inherently risky, and no assurance can be given that our previous or future acquisitions will be successful and will not materially adversely affect our business, operating results or financial condition.

      We must also maintain our ability to manage such growth effectively. Failure to manage growth effectively and successfully integrate acquisitions could harm our business and operating results.

Our future success will depend in part on our ability to protect our proprietary rights and the technologies used in our principal products, and if we do not enforce and protect our intellectual property, our business will be harmed.

      We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and other contractual provisions to protect our proprietary rights. However, these measures afford only limited protection. Our failure to adequately protect our proprietary rights may adversely affect us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use trade secrets or other information that we regard as proprietary.

      The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and many U.S. companies have encountered substantial infringement problems in these countries. There is a risk that our efforts to protect proprietary rights may not be adequate. For example, our competitors may independently develop similar technology, duplicate our products or design around our patents or our other intellectual property rights. If we fail to adequately protect our intellectual property or if the laws of a foreign jurisdiction do not effectively permit such protection, it would be easier for our competitors to sell competing products.

THE OFFER

1.	Eligibility.

      You are an “eligible employee” if you are an employee, including an executive officer, of Centillium and you remain employed by Centillium or a successor entity through the date on which the exchanged options are cancelled. However, if you have received a notice of termination pursuant to a reduction in force, you are not eligible to participate in this offer. If you are unclear as to whether you fall into this category, please contact Tony Webster in Human Resources. Also, Faraj Aalaei, our Chief Executive Officer and a member of our board of directors, each of the other members of our board of directors, and Scott Kamsler, our Vice President & Chief Financial Officer, may not participate in this offer.

      To receive a new option, you must remain employed by Centillium or a successor entity through the new option grant date, which will be the first U.S. business day that is at least six months and one day after the cancellation date. If we do not extend the offer, the new option grant date will be June 30, 2005. However, as discussed in Schedule D, the new option grant date may be different for employees who are residents of France. If, for any reason, you do not remain an employee of Centillium or a successor entity through the new option grant date, you will not receive any new options or other benefit in exchange for your options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment with or without cause, before the new option grant date, you will not receive anything for the options that you elected to exchange and that we cancelled. Unless expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with Centillium will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice.

2.	Number of Options; Expiration Date.

      Subject to the terms and conditions of this offer, we will accept for exchange outstanding, unexercised options that have exercise prices of $4.00 per share or higher, that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date. In order to be eligible, options must be outstanding as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange.

      You may pick and choose which of your eligible option grants you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised, except options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage). We are not otherwise accepting partial tenders of option grants. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. As a result, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

      For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 2,000 shares, you may elect to exchange:

•	Your first option grant covering 300 remaining unexercised shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares,

•	Two of your three option grants,

•	All three of your option grants, or

•	None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

      You should note that if you participate in this offer, you must exchange all options granted to you on or after May 30, 2004, even if such options have an exercise price per share less than $4.00 and would not otherwise be eligible for exchange. For example, if you received an option grant in April 2002 and a grant in June 2004 and you want to exchange your April 2002 option grant, you also must exchange your June 2004 option grant.

      As discussed above, this rule will not apply to the portion of any option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an employee of Centillium. Any such portion of an option grant may not be exchanged in this offer to exchange (even if title to that portion of the option grant is held by an eligible employee). However, the portion beneficially owned by the eligible employee may be tendered in the offer to exchange if eligible; such portion must be tendered for all remaining outstanding shares. For instance, if you are an eligible employee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to tender that option grant at all. This is your only choice with respect to this option grant.

      Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted new options as follows:

•	Exchanged options granted with an exercise price per share greater than or equal to $4.00, but less than $6.62, will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option;

•	Exchanged options granted with an exercise price per share greater than or equal to $6.62, but less than $7.00, will be replaced with new options at an exchange ratio of two (2) new options for every three (3) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $7.00, but less than $11.00, will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $11.00, but less than $15.00, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $15.00, but less than $20.00, will be replaced with new options at an exchange ratio of one (1) new option for every four (4) exchanged options; and

•	Exchanged options granted with an exercise price per share greater than or equal to $20.00, will be replaced with new options at an exchange ratio of one (1) new option for every five (5) exchanged options.

      Exchanged options granted with an exercise price per share less than $4.00 are not eligible for exchange in this offer, except that if you elect to participate in this offer, you must exchange all options granted to you on or after May 30, 2004, even if the exercise price for such options is less than $4.00 per share. Options granted on or after May 30, 2004 will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

      For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock.

      The exchange ratios apply to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios. The number of new options that you receive will also be adjusted if there are any stock splits, subdivisions, combinations, stock dividends or similar events that occur after the cancellation date but before the new option grant date.

          Example 1

      If you exchange 1,000 options with an exercise price of $5.00 per share, you will receive 1,000 new options.

          Example 2

      If you exchange 1,000 options with an exercise price of $6.62 per share, you will receive 666.67 new options.

          Example 3

      If you exchange 1,000 options with an exercise price of $8.00 per share, you will receive 500 new options.

          Example 4

      If you exchange 1,000 options with an exercise price of $12.00 per share, you will receive 334 new options.

          Example 5

      If you exchange 1,000 options with an exercise price of $17.00 per share, you will receive 250 new options.

          Example 6

      If you exchange 1,000 options with an exercise price of $24.00 per share, you will receive 200 new options.

      Each new option will be subject to the terms of the stock option plan pursuant to which it is granted and to a new option agreement between you and Centillium. New options granted with respect to exchanged options originally granted under the 1997 Plan will be granted under the 1997 Plan and new options granted with respect to exchanged options originally granted under the 2001 Plan will be granted under the 2001 Plan. For employees resident in France, the new options will be granted under a sub-plan to the 1997 Plan which provides for the grant of options that are French tax-qualified, as described in Schedule D. The current forms of option agreements under the 1997 Plan and the 2001 Plan are attached as exhibits to the Schedule TO with which this offer has been filed. For employees outside the U.S., the form of option agreement for your new grant may be modified to comply with local law.

      The expiration date for this offer will be 9:00 p.m., Pacific Time, on December 28, 2004, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 16 of this offer to exchange for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the Offer.

      We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own options that over time may have a greater potential to increase in value.

      We chose to make this offer instead of simply granting more options for a number of reasons. This offer is designed to decrease our option overhang, which is the number of options outstanding as a percent of the total number of common shares outstanding. The exchange ratios used in this offer are designed to help accomplish this goal. Further, Centillium does not have authority to grant a sufficient number of stock options to make grants to employees that would achieve the same benefits to employees and stockholders that this program does, while allowing Centillium to maintain the flexibility it needs to provide ongoing grants, award additional options to recognize employee performance and grant options to newly hired employees. We believe structuring the program in this manner is in the best interests of our employees and stockholders to give incentive to our employees with appropriate stock options, reduce the outstanding stock option overhang, and conserve options for future grants.

      Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Centillium;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the Nasdaq National Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the Exchange Act);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

      Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for Electing to Exchange Options.

Proper Election to Exchange Options.

      Participation in this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form to Tony Webster in Human Resources either via facsimile at (510) 771-3951 or by hand at Centillium Communications, 215 Fourier Avenue, Fremont, California 94539 U.S.A., along with any other required documents. Tony Webster must receive the properly completed and signed election forms before the expiration date. The expiration date will be 9:00 p.m., Pacific Time, on December 28, 2004, unless we extend the offer. Only responses that are complete, signed and actually received by Tony Webster by the deadline will be accepted. Responses submitted by U.S. mail or other post and Federal Express are not permitted.

      If you participate in this offer, you must exchange all options granted to you on or after May 30, 2004, even if such options have an exercise price per share less than $4.00 and would not otherwise be eligible for exchange. Even if you submit an election form but fail to list the options that are required to be elected to be exchanged, they automatically will be tendered for exchange under this offer. You may obtain information regarding your currently outstanding options by accessing your E*Trade account.

      If you submit an election form, and then decide that you would like to elect to exchange additional options, you must submit a new election form to Tony Webster by the expiration date. This new election form must be signed and dated after your original election form and must be properly completed. This new election form must also list all of the options that you wish to tender for exchange, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.

      The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within four (4) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form.

      Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other methods of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be December 29, 2004.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

      We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

      Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Centillium and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal Rights and Change of Election.

      You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

      You may withdraw some or all of the options that you previously elected to exchange at any time before the expiration date, which is expected to be 9:00 p.m., Pacific Time, on December 28, 2004. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

      In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 26, 2005, you may withdraw your options at any time thereafter.

      To validly withdraw some or all of the options that you previously elected to exchange, you must deliver to Tony Webster in Human Resources either via facsimile at (510) 771-3951 or by hand at Centillium Communications, 215 Fourier Avenue, Fremont, California 94539 U.S.A., in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

      You may not rescind any withdrawal. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange all options before the expiration date. To re-elect to exchange some or all of your withdrawn options, you must submit a new election form to Tony Webster before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form. It must be properly completed and it must list all of the options you wish to tender for exchange.

      If you do not wish to withdraw any options from the offer, but would like to elect to tender additional options for exchange, you must submit a new election form to Tony Webster before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be signed and dated after your original election form. It must be properly completed and it must list all of the options you wish to tender for exchange.

      Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

      The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form and/or any election form by e-mail within four (4) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your withdrawal form and/or any election form.

6.	Acceptance of Options for Exchange and Issuance of New Options.

      Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be December 29, 2004.

      For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 16 of this offer to exchange, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

      Promptly after the expiration date, we will issue to you a promise to grant stock options. The promise to grant stock options represents our commitment to grant you new stock options on the new option grant date, provided that you remain an employee of Centillium or a successor entity through the new option grant date. This promise to grant stock options will list the number of new options you will receive. If you do not receive a promise to grant stock options within several U.S. business days after the expiration date, please contact Tony

Webster by telephone at (510) 771-3533. If you are an employee outside of the U.S., you may also inform Tony Webster that you have not received your promise to grant by faxing him at (510) 771-3951.

      We will grant the new options on the new option grant date, which is the first U.S. business day that is at least six months and one day after the cancellation date. We expect the new option grant date to be June 30, 2005. However, as discussed in Schedule D, the new option grant date may be different for employees who are residents of France. Each new option will be granted subject to the terms of the stock option plan pursuant to which it is granted, either the 1997 Plan or 2001 Plan, and will be subject to a new option agreement between you and Centillium. New options granted with respect to exchanged options originally granted under the 1997 Plan will be granted under the 1997 Plan and new options granted with respect to exchanged options originally granted under the 2001 Plan will be granted under the 2001 Plan. For employees resident in France, the new options will be granted under a sub-plan to the 1997 Plan which provides for the grant of options that are French tax-qualified, as described in Schedule D. The number of new options you will receive will be determined in accordance with the exchange ratios described in Section 2 of this offer to exchange.

      If, for any reason, you are not an employee of Centillium or a successor entity through the new option grant date, you will not receive any new options or other benefit in exchange for your options that have been cancelled pursuant to this offer.

      Regardless of whether or not you elect to exchange options in the offer, we will defer granting to you any other options for which you otherwise may be eligible before the new option grant date. Consequently, we will not grant you any new options until at least six months and one day after any of your options have been cancelled.

      Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the Offer.

      Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•	there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us);

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the

Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer,

•	an escalation of the war in Iraq and Afghanistan, or the commencement or continuation of another war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer, or

•	if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

•	any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares, or

•	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options;

•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer;

•	a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•	any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us); or

•	any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq National Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Centillium.

      If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

      The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price Range of Shares Underlying the Options.

      The Centillium common stock that underlies your options is traded on the Nasdaq National Market under the symbol “CTLM.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq National Market.

Quarter	High	Low

Year ended December 31, 2004:
First quarter	$7.60	$4.15
Second quarter	$5.07	$2.98
Third quarter	$3.82	$2.35
Fourth quarter (through November 23, 2004)	$2.55	$2.05
Year ended December 31, 2003:
First quarter	$4.75	$2.35
Second quarter	$11.03	$4.13
Third quarter	$12.14	$6.60
Fourth quarter	$8.16	$4.90
Year ended December 31, 2002:
First quarter	$13.97	$8.12
Second quarter	$14.38	$6.37
Third quarter	$7.87	$1.20
Fourth quarter	$3.33	$1.34

      On November 23, 2004, the last reported sale price of our common stock, as reported by the Nasdaq National Market was $2.31 per share.

      You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and Amount of Consideration; Terms of New Options.

Consideration.

      We will issue new options in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange. Each new option will be subject to the terms of the stock option plan pursuant to which it is granted, either our 1997 Plan or 2001 Plan, and to a new stock option agreement between you and Centillium. New options granted with respect to exchanged options originally granted under the 1997 Plan will be granted under the 1997 Plan and new options granted with respect to exchanged options originally granted under the 2001 Plan will be granted under the 2001 Plan. For employees resident in France, the new options will be granted under a sub-plan to the 1997 Plan which provides for the grant of options that are French tax-qualified, as described in Schedule D. Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date and before the new option grant date and subject to the other terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options based on the exercise price of your exchanged options as follows:

•	Exchanged options granted with an exercise price per share greater than or equal to $4.00, but less than $6.62, will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option;

•	Exchanged options granted with an exercise price per share greater than or equal to $6.62, but less than $7.00, will be replaced with new options at an exchange ratio of two (2) new options for every three (3) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $7.00, but less than $11.00, will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $11.00, but less than $15.00, will be replaced with new options at an exchange ratio of one (1) new option for every three (3) exchanged options;

•	Exchanged options granted with an exercise price per share greater than or equal to $15.00, but less than $20.00, will be replaced with new options at an exchange ratio of one (1) new option for every four (4) exchanged options; and

•	Exchanged options granted with an exercise price per share greater than or equal to $20.00, will be replaced with new options at an exchange ratio of one (1) new option for every five (5) exchanged options.

      Exchanged options granted with an exercise price per share less than $4.00 are not eligible for exchange in this offer, except that if you elect to participate in this offer, you must exchange all options granted to you on or after May 30, 2004, even if the exercise price for such options is less than $4.00 per share. Options granted on or after May 30, 2004 will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

      If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 4,401,219 shares of our common stock, or approximately 11.45% of the total shares of our common stock outstanding as of November 8, 2004.

General Terms of New Options.

      New options will be granted under our 1997 Plan or 2001 Plan. Each new option will be subject to the terms of the stock option plan pursuant to which such option was granted and to a new stock option agreement between you and Centillium. New options granted with respect to exchanged options originally granted under the 1997 Plan will be granted under the 1997 Plan and new options granted with respect to exchanged options originally granted under the 2001 Plan will be granted under the 2001 Plan. For employees resident in France, the new options will be granted under a sub-plan to the 1997 Plan which provides for the grant of options that are French tax-qualified, as described in Schedule D.

      The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that the maximum term and the vesting schedule of your new option will differ from your exchanged option. Moreover, non-U.S. employees may have different restrictions on vesting, methods of exercise, expiration of option term and other terms as stated in Schedules C through I. After the new option grant date, your new option will be vested to the same extent and will continue to vest at the same percentage rate as your exchanged option was scheduled to vest. Each new option will vest as follows:

•	Each new option grant will receive credit for all vesting that would have accrued under the exchanged option had it remained outstanding through the new option grant date (expected to be June 30, 2005), as adjusted to account for the exchange ratio.

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

•	Vesting on any date is subject to your continued employment with us through each relevant vesting date.

Notwithstanding the foregoing, if you are a resident of France, you may be subject to additional restrictions with respect to vesting and exercise as described in Schedule D.

      If you are a U.S. employee, your new options will be granted as incentive stock options for U.S. tax purposes to the maximum extent they qualify as incentive stock options under the U.S. tax laws on the new option grant date. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.

      If you are a non-U.S. employee, your options will be granted as nonstatutory stock options under U.S. federal tax law.

      In addition, you should note that because we will not grant new options until the first U.S. business day that is at least six months and one day after the date on which we cancel the options accepted for exchange, your new option may have a higher exercise price than some or all of the options that you elect to exchange. However, as discussed in Schedule D, the new option grant date may be different for employees who are residents of France.

      The following description summarizes the material terms of our 1997 Plan and 2001 Plan. Our statements in this offer to exchange concerning the plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the plans, and the forms of option agreements under the plans, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact us at Centillium Communications, 215 Fourier Avenue, Fremont, California 94539 U.S.A., Attention: Tony Webster (telephone: (510) 771-3533), to receive copies of the plans, and the forms of option agreements thereunder. We will promptly furnish you copies of these documents upon request at our expense.

1997 Stock Plan.

      The 1997 Plan permits the granting of U.S. incentive stock options, U.S. nonstatutory stock options and the issuance of stock purchase rights. The maximum number of common shares subject to options currently outstanding under our 1997 Plan is approximately 9,535,834 shares. As of September 30, 2004, the maximum number of shares available for future issuance under the 1997 Plan was 4,931,445. The 1997 Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the administrator. Subject to the other provisions of the plan, the administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the options and the exercisability of the options.

2001 Nonstatutory Stock Option Plan.

      The 2001 Plan permits the granting of U.S. nonstatutory stock options. The maximum number of common shares subject to options currently outstanding under our 2001 Plan is approximately 2,937,410 shares. As of September 30, 2004, the maximum number of shares available for future issuance under the 2001 Stock Plan was 1,336,733. The 2001 Stock Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the administrator. Subject to the other provisions of the plan, the administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the options and the exercisability of the options.

Term of Options.

      The term of options granted under the 1997 Plan and the 2001 Plan is generally as stated in the option agreements. All new options granted pursuant to this offer will expire on the same date as the scheduled expiration of your exchanged option, or earlier, upon the termination of your employment with Centillium, as described below. However, as discussed in Schedule D, if you are a resident of France, your new option may have a different term.

Termination of Employment Before the New Option Grant Date.

      If, for any reason, you are not an employee of Centillium or a successor entity from the date on which you elect to exchange your options through the new option grant date, you will not receive any new options or any other benefit in exchange for your options that have been accepted for exchange. This means that if you quit with or without good reason, or die, or we terminate your employment with or without cause, before the new option grant date, you will receive nothing for the options that you tendered and which we cancelled. Unless expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment with Centillium will remain “at will” and can be terminated by you or us at any time.

Termination of Employment After the New Option Grant Date.

      Our 1997 Plan and our 2001 Plan generally provide that if your employment terminates, other than as a result of your permanent and total disability or your death, you may exercise your option within the time specified in your option agreement. If no time is specified, you may exercise your option within three (3) months after termination, but only to the extent that you are entitled to exercise it at termination. If your employment terminates because of your disability or death, you or your personal representatives, heirs or legatees generally may exercise any option held by you on the date of your termination, to the extent that it was exercisable immediately before termination, within the time frame specified in your option agreement, or if no time is specified, for twelve (12) months following termination.

      If you are a non-U.S. resident, certain other restrictions may apply. Please refer to Schedules C through I for details regarding your specific country.

Exercise Price.

      The administrator generally determines the exercise price at the time the option is granted. The exercise price per share of the new options will be the closing price of Centillium common stock reported by the Nasdaq Stock Market on the new option grant date. Notwithstanding the foregoing, if you are a resident of France, your exercise price will be determined as described in Schedule D, respectively. Accordingly, we cannot predict the market price of the new options. Your new options may have a higher exercise price than some or all of your current options.

Vesting and Exercise.

      Each stock option agreement specifies the term of the option and the date on which the option becomes exercisable. The administrator determines the terms of vesting. After the new option grant date, your new option will be vested to the same extent and will continue to vest at the same percentage rate as your exchanged option was scheduled to vest. Each new option will vest as follows:

•	On the new option grant date, each new option grant will receive credit for all vesting that would have accrued under the exchanged option had it remained outstanding through the new option grant date (expected to be June 30, 2005), as adjusted to account for the exchange ratio.

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

Notwithstanding the foregoing, if you are a resident of France, you may be subject to additional restrictions with respect to vesting and exercise as described in Schedule D.

      If you are a resident of China, you will not be permitted to obtain shares upon exercise of your options. Instead, you must use the cashless method of exercise whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the grant price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. Please see Schedule C for details.

      If you are a resident of India, you will not be permitted to use the cashless sell-to-cover method of exercise whereby a portion of the shares you are entitled to at exercise are immediately sold to pay the exercise price, applicable taxes and brokers’ fees, if any, and the remaining shares are issued to you. You will be able to exercise the new option by paying the appropriate amounts in cash, by check or through a cashless sell-all exercise method. Please see Schedule E for details.

Adjustments Upon Certain Events.

      Events Occurring before the New Option Grant Date. Although we are not anticipating any acquisition, if we are acquired between the cancellation date and the new option grant date, then the acquiror must grant the new options under the same terms as provided in this offer. However, the type of stock and the number of shares covered by each new option will be determined in the same way as the consideration received by outstanding option holders is determined at the time of the acquisition. Such new option would generally have an exercise price equal to the fair market value (as defined under the applicable option plan) of the acquiror’s stock on the new option grant date, except that employees resident in France may have a higher price on new options. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror’s common stock than the number of options you would have received if no acquisition had occurred.

      The new options for the purchase of an acquiror’s stock will generally have an exercise price equal to the fair market value (as defined under the applicable option plan) of the acquiror’s stock on the new option grant date, except that employees resident in France may have a higher price on new options. If the acquiror’s stock was not traded on a public market, the fair market value of the acquiror’s stock may be determined in good faith by the acquiror’s board of directors, and the exercise price of the new options would reflect that determination. If we are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange. Moreover, employees resident in France may be granted new options with a higher exercise price.

      Regardless of any such acquisition, the new option grant date will be the first U.S. business day that is at least six months and one day after the cancellation date unless the employee resides in France where the grant date may be later. Consequently, you may not be able to exercise your new options until after the effective date of the acquisition. If you participate in the offer and the acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase Centillium common stock before the effective date of the acquisition.

      You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from an acquisition. The exercise price of new options granted to you after the announcement of an acquisition of Centillium would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Centillium common stock, while option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the acquisition and sell their Centillium common stock before the effective date.

      Finally, if we are acquired, the acquiror may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. Termination of your employment for this or any other reason before the new option grant date means that you will not receive any new options, and will not receive any other benefit for your exchanged options.

      If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

      Events Occurring after the New Option Grant Date. If a change in our capitalization, such as a stock split, reverse stock split, combination, stock dividend, reclassification or other similar event, occurs after the new option grant date, an appropriate adjustment will be made to the number and exercise price of shares subject to each option, without any change in the aggregate purchase price.

      If we liquidate or dissolve, your outstanding options will terminate immediately before the consummation of the liquidation or dissolution. The administrator may, however, provide for the acceleration of the exercisability of any option.

      Our 1997 Plan and our 2001 Plan provide that if we merge or are consolidated with another corporation, or if our property or stock is acquired by another corporation, each option may be assumed by the successor corporation or an equivalent option or right, may be substituted for the option by the successor corporation. If an option is not so assumed or substituted for, the administrator will notify the optionees that the options accelerate and become fully exercisable for a period of fifteen (15) days from the date of the notice, and the option will terminate upon the expiration of such period.

Transferability of Options.

      New options generally may not be transferred, other than by will or the laws of descent and distribution, unless the administrator indicates otherwise in your option agreement. In the event of your death, any person who acquires the right to exercise the option by bequest or inheritance may exercise issued options.

Registration of Shares Underlying Options.

      All of the shares of Centillium common stock issuable upon exercise of new options have been registered under the U.S. Securities Act of 1933, as amended (the Securities Act) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Centillium for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

      You should refer to Section 14 of this offer for a discussion of the U.S. federal income tax consequences of the new options and the exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a citizen or resident of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. Please refer to Schedules C through I for more information. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Tax Consequences In Other Countries.

      You should refer to Schedules C through I of this offer to exchange for a discussion of the tax consequences in your country of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting this offer. If you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information Concerning Centillium.

      Our principal executive offices are located at 215 Fourier Avenue, Fremont, California 94539 U.S.A. and our telephone number is (510) 771-3700. Questions regarding this option exchange should be directed to the following individuals:

Scott Kamsler	or	Dorothy An	or	Tony Webster
Centillium Communications 215 Fourier Avenue Fremont, California 94539 (510) 771-3917		Centillium Communications 215 Fourier Avenue Fremont, California 94539 (510) 771-3403		Centillium Communications 215 Fourier Avenue Fremont, California 94539 (510) 771-3533

      The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2003 and our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004 is incorporated herein by reference and is attached hereto as Schedule B. Please see Section 18 of this offer to exchange entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

      We had a book value per share of $1.72 at September 30, 2004.

      The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Year Ended		Nine Months
	December 31,		Ended
			September 30,
	2002	2003	2004

Ratio of earnings to fixed charges	—	—	—
Amount of Deficiency (in millions)	$33.4	$13.2	$31.2

      For the years ended December 31, 2002 and 2003 and the nine months ended September 30, 2004, our ratio of earnings to fixed charges was less than one-to-one due to our loss from operations in those periods. In order to cover fixed charges in those periods, our earnings from operations would have had to increase by $33.4 million, $13.2 million and $31.2 million, respectively.

      For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rental expense we believe to be representative of interest.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options.

      A list of our directors and executive officers is attached to this offer to exchange as Schedule A. Faraj Aalaei, our Chief Executive Officer and a member of our board of directors, each of the other members of our board of directors, and Scott Kamsler, our Vice President & Chief Financial Officer, may not participate in this offer. As of September 30, 2004, our executive officers and directors as a group held options unexercised and outstanding under our 1997 Plan and our 2001 Plan to purchase a total of 4,238,667 of our shares, which represented approximately 34.0% of the shares subject to all options outstanding under such plans as of that date.

      The following table below sets forth the beneficial ownership of each of our executive officers and directors of options under our 1997 Plan and 2001 Plan outstanding as of September 30, 2004. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under our 1997 Plan and 2001 Plan, which was

12,473,244 as of September 30, 2004. Executive officers other than Faraj Aalaei and Scott Kamsler are eligible to participate in the offer. As noted on the table, directors are not eligible to participate in the offer.

		Number of Shares	Percentage of Total
		Covered by	Outstanding
Name	Position	Outstanding Options	Options

Faraj Aalaei*	Chief Executive Officer	2,130,000	17.1%
Kamran Elahian*	Chairman of the Board	419,000	3.4%
Farshad Shakib	Vice President and General Manager	305,000	2.4%
Armando Pereira	General Manager, Optical Business Unit	250,000	2.0%
William Mackenzie	Vice President, Operations and Manufacturing	243,667	2.0%
Scott Kamsler*	Vice President, Chief Financial Officer	200,000	1.6%
Wayne Gartin*	Vice President, World Wide Sales	200,000	1.6%
Robert Hawk*	Director	112,000	**
Irwin Federman*	Director	112,000	**
Lip-Bu Tan*	Director	112,000	**
Jere Drummond*	Director	105,000	**
Syrus Madavi*	Director	50,000	**

*	Not eligible to participate in the offer.

**	Less than 1%.

      Neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under our 1997 Plan or our 2001 Plan, or in transactions involving our common stock during the past 60 days before and including November 30, 2004, except that in July 2004, the outside directors received options to purchase shares of our common stock that are automatically granted each year pursuant to the 1997 Plan.

12.	Status of Options Acquired by us in the Offer; Accounting Consequences of the Offer.

      Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under our 1997 Plan or 2001 Plan, as the case may be. To the extent shares returning to the plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

      Although our option plans do not permit traditional stock option repricings, if we were to grant the new options under a traditional repricing in which an employee’s current options would be immediately repriced, or on any date that is earlier than six months and one day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards under current accounting rules. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and one day, we believe that we will not have to treat the new options as variable awards and will avoid these accounting charges. As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

13.	Legal Matters; Regulatory Approvals.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

      If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other benefit for the options you tendered.

14.	Material U.S. Federal Income Tax Consequences.

      The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

      Option holders who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

      If you exchange options under this offer, your new options will be granted as incentive stock options, for purposes of the U.S. Internal Revenue Code, to the maximum extent they qualify as incentive stock options under the U.S. tax laws on the new option grant date. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.

      We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Incentive Stock Options.

      Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

      If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than 2 years after the date the incentive stock option was granted (the new option grant date); and

•	more than 1 year after the date the incentive stock option was exercised.

      If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

      If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

      Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than 1 year after the option was exercised.

      Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

Nonstatutory Stock Options.

      Under current law, an option holder will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

      We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

      Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option will constitute wages for which withholding will be required.

      We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

15.	Terms of the Offer Specific to Participants Residing in Foreign Jurisdictions.

      If you are a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability of a foreign jurisdiction, your tax consequences with respect to the exchange will vary from those tax consequences described above for United States citizens or permanent residents. Employees in foreign jurisdictions should refer to Schedules C through I for a discussion of the tax and legal consequences of electing to participate in the offer.

      We recommend that you consult your own tax or other legal advisor to determine the tax and social insurance contribution and other legal consequences of this offer, as the consequences to you are dependent on your individual situation.

      In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

16.	Extension of Offer; Termination; Amendment.

      We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release or other public announcement no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

      We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

      The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least 10 U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least 5 U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

      For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

17.	Fees and Expenses.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.	Additional Information.

      This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our definitive proxy statement on Schedule 14A for our 2004 annual meeting of stockholders, filed with the SEC on April 29, 2004;

2.	Our quarterly reports on Form 10-Q for our fiscal quarters ended March 31, June 30 and September 30, 2004, filed with the SEC on May 6, August 5 and November 5, 2004, respectively;

3.	Our annual report on Form 10-K for our fiscal year ended December 31, 2003, filed with the SEC on March 5, 2004;

4.	Our current reports on Form 8-K dated filed with the SEC on October 28, September 30, July 16, July 28, April 28 (only as to Item 2.05), March 22 and January 29, 2004, respectively; and

5.	The description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on May 17, 2000 and any further amendment or report filed thereafter for the purpose of updating such description.

      These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

      Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Centillium Communications, 215 Fourier Avenue, Fremont, California 94539 U.S.A., Attention: Tony Webster, or telephoning Tony Webster at (510) 771-3533.

      As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

      The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19.	Financial Statements.

      Attached as Schedule B to this offer are our financial statements included in our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2004 and our annual report on Form 10-K for our fiscal year ended December 31, 2003. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this offer to exchange.

20.	Miscellaneous.

      We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

CENTILLIUM COMMUNICATIONS, INC.

November 30, 2004

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF CENTILLIUM CORPORATION

      The directors and executive officers of Centillium Corporation are set forth in the following table:

Name	Position and Offices Held

Faraj Aalaei	Chief Executive Officer
Kamran Elahian	Chairman of the Board
Farshad Shakib	Vice President and General Manager
Armando Pereira	General Manager, Optical Business Unit
William Mackenzie	Vice President, Operations and Manufacturing
Scott Kamsler	Vice President, Chief Financial Officer
Wayne Gartin	Vice President, World Wide Sales
Robert Hawk	Director
Irwin Federman	Director
Lip-Bu Tan	Director
Jere Drummond	Director
Syrus Madavi	Director

      The address of each executive officer and director is: c/o Centillium Communications, 215 Fourier Avenue, Fremont, California 94539 U.S.A.

      None of the directors listed on this Schedule A, are eligible to participate in this option exchange program. Faraj Aalaei and Scott Kamsler also are not eligible to participate in this option exchange program.

A-1

SCHEDULE B

FINANCIAL STATEMENTS

OF CENTILLIUM COMMUNICATIONS, INC.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Centillium Communications, Inc.

      We have audited the accompanying consolidated balance sheets of Centillium Communications, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Centillium Communications, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      As discussed in Note 4 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ ERNST & YOUNG LLP

San Jose, California

January 28, 2004

CENTILLIUM COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2003	2002	2001

	(In thousands, except per share data)
Total product revenues	$124,863	$104,784	$159,207
Technology development revenues	113	188	300

Total net revenues	124,976	104,972	159,507
Cost of revenues	71,153	59,500	79,781

Gross profit	53,823	45,472	79,726

Operating expenses:
Research and development	46,162	50,754	59,034
Sales and marketing	12,142	14,686	17,953
General and administrative	9,734	9,660	13,879
Amortization of goodwill and other acquisition-related intangibles	83	167	3,285
Impairment of goodwill	—	5,835	—
In-process research and development	—	—	7,422

Total operating expenses	68,121	81,102	101,573

Operating loss	(14,298)	(35,630)	(21,847)
Interest income, net	1,072	1,794	3,544
Gain (loss) on non-current investment	—	440	(990)

Loss before benefit (provision) for income taxes	(13,226)	(33,396)	(19,293)
Benefit (provision) for income taxes	(133)	95	(400)

Net loss	$(13,359)	$(33,301)	$(19,693)

Basic and diluted net loss per share	$(0.37)	$(0.96)	$(0.59)

Shares used to compute basic and diluted net loss per share	36,433	34,641	33,495

See accompanying notes.

CENTILLIUM COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,

	2003	2002

	(In thousands, except share
	and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$24,734	$93,513
Short-term investments	64,892	8,489
Accounts receivable — net of allowance for doubtful accounts of $109 at December 31, 2003 and $160 at December 31, 2002	12,476	2,864
Inventories	11,908	4,130
Prepaids and other current assets	3,718	2,622

Total current assets	117,728	111,618
Property and equipment, net	7,385	10,389
Other assets	511	432

Total assets	$125,624	$122,439

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,434	$8,485
Accrued payroll & related expenses	5,315	3,991
Accrued liabilities	16,168	13,819
Capital lease — current portion	527	1,528

Total current liabilities	29,444	27,823
Capital lease — long-term portion	—	525
Other liabilities	143	268
Commitments and contingencies
Stockholders’ equity:
Common stock; $0.001 par value:
Authorized shares: 100,000,000; Issued and outstanding shares: 37,831,085 at December 31, 2003, 35,245,171 at December 31, 2002	38	35
Additional paid-in capital	242,348	228,847
Deferred compensation	(292)	(2,333)
Accumulated other comprehensive income	36	8
Accumulated deficit	(146,093)	(132,734)

Total stockholders’ equity	96,037	93,823

Total liabilities and stockholders’ equity	$125,624	$122,439

See accompanying notes.

CENTILLIUM COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional		Stockholders’		Accumulated	Total
			Paid-In	Deferred	Notes	Accumulated	Other	Stockholders’
	Shares	Amount	Capital	Compensation	Receivable	Deficit	Comprehensive	Equity

	(In thousands, except share data)
BALANCE AT DECEMBER 31, 2000	33,030,114	$33	$208,520	$(21,521)	$(430)	$(79,740)	$8	$106,870
Noncash issuance of common stock for services	10,000	—	70	—	—	—	—	70
Exercise of options to purchase common stock for cash	557,412	1	2,394	—	—	—	—	2,395
Cash proceeds from payments on stockholder note receivable	—	—	—	—	430	—	—	430
Issuance of shares under employee stock purchase plan	164,621	—	1,883	—	—	—	—	1,883
Deferred compensation related to stock option grants, net of terminations	—	—	(1,958)	1,958	—	—	—	—
Stock-based compensation expense, net	—	—	—	15,346	—	—	—	15,346
Common stock issued in connection with acquisition	813,915	1	18,315	—	—	—	—	18,316
Acquisition related deferred compensation	—	—	—	(4,517)	—	—	—	(4,517)
Net loss	—	—	—	—	—	(19,693)	—	(19,693)
Unrealized gain on available-for-sale investments	—	—	—	—	—	—	58	58

Total comprehensive loss	—	—	—	—	—	—	—	(19,635)

BALANCE AT DECEMBER 31, 2001	34,576,062	35	229,224	(8,734)	—	(99,433)	66	121,158
Noncash issuance of common stock for services	2,000	—	10	—	—	—	—	10
Exercise of options to purchase common stock for cash net of repurchases	208,610	—	498	—	—	—	—	498
Common stock repurchased	(1,565)	—	—	—	—	—	—	—
Issuance of shares under employee stock purchase plan	460,064	—	1,719	—	—	—	—	1,719
Reversal of deferred compensation	—	—	(2,604)	2,604	—	—	—	—
Stock-based compensation expense, net	—	—	—	3,797	—	—	—	3,797
Net loss	—	—	—	—	—	(33,301)	—	(33,301)
Unrealized loss on available-for-sale investments	—	—	—	—	—	—	(58)	(58)

Total comprehensive loss	—	—	—	—	—	—	—	(33,359)

BALANCE AT DECEMBER 31, 2002	35,245,171	35	228,847	(2,333)	—	(132,734)	8	93,823
Exercise of options to purchase common stock for cash net of repurchases	2,129,049	3	11,743	—	—	—	—	11,746
Proceeds from contribution by stockholder	—	—	857	—	—	—	—	857
Issuance of shares under employee stock purchase plan	456,865	—	1,516	—	—	—	—	1,516
Reversal of deferred compensation	—	—	(615)	615	—	—	—	—
Stock-based compensation expense, net	—	—	—	1,426	—	—	—	1,426
Net loss	—	—	—	—	—	(13,359)	—	(13,359)
Unrealized gain on available-for-sale investments	—	—	—	—	—	—	28	28

Total comprehensive loss	—	—	—	—	—	—	—	(13,331)

BALANCE AT DECEMBER 31, 2003	37,831,085	$38	$242,348	$(292)	$—	$(146,093)	$36	$96,037

See accompanying notes.

CENTILLIUM COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2003	2002	2001

	(In thousands)
OPERATING ACTIVITIES
Net loss	$(13,359)	$(33,301)	$(19,693)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	6,350	7,223	4,245
Stock based compensation expense	1,426	3,797	15,346
Loss on retirements of property and equipment	19	36	472
Amortization of goodwill and other acquisition-related intangibles	83	167	3,285
Issuance of common stock for services and other	—	10	70
Loss (gain) on non-current investment	—	(440)	990
Impairment of goodwill	—	5,835	—
Amortization of warrants issued in conjunction with financings	—	—	4
In-process research and development	—	—	7,422
Changes in operating assets and liabilities:
Accounts receivable	(9,612)	1,178	12,841
Inventories	(7,778)	5,226	(173)
Prepaids and other current assets	(1,096)	(475)	(1,045)
Other assets	(162)	(107)	(146)
Accounts payable	(1,051)	631	(5,280)
Accrued payroll and related expenses	1,324	672	647
Accrued liabilities	2,349	2,521	6,708
Other liabilities	(125)	(47)	95

Net cash provided by (used in) operating activities	(21,632)	(7,074)	25,788

INVESTING ACTIVITIES
Purchases of short-term investments	(90,131)	(16,967)	(28,642)
Sales and maturities of short-term investments	33,756	25,549	28,015
Purchases of property and equipment	(3,365)	(4,112)	(7,252)
Acquisitions, net of cash acquired	—	—	258
Proceeds from sale of non-current investment	—	440	—

Net cash provided by (used in) investing activities	(59,740)	4,910	(7,621)

FINANCING ACTIVITIES
Principal payments on capital lease obligations	(1,526)	—	—
Principal payments on long-term debt obligations	—	(264)	(391)
Proceeds from issuance of common stock, net of repurchases	13,262	2,217	4,278
Proceeds from contribution by stockholder	857	—	—
Proceeds from stockholder note receivable	—	—	430

Net cash provided by financing activities	12,593	1,953	4,317

Net increase (decrease) in cash and cash equivalents	(68,779)	(211)	22,484
Cash and cash equivalents at beginning of period	93,513	93,724	71,240

Cash and cash equivalents at end of period	$24,734	$93,513	$93,724

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$49	$203	$76
Cash paid (received) for income taxes	$51	$(210)	$331
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS
Property and equipment purchases through capital lease	$—	$2,053	$—
Deferred compensation related to stock option grants, net of terminations	$(615)	$(2,604)	$2,559

See accompanying notes.

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Summary of Significant Accounting Policies

      Centillium Communications, Inc.: Centillium (“the Company”) was incorporated in California on February 21, 1997 for the purpose of developing and marketing semiconductor devices for equipment manufacturers serving the broadband communications markets. The Company develops products designed for the Digital Subscriber Line (DSL) and Voice over Packet (VoP) markets and is also developing products for optical access applications, which it expects to introduce in 2004.

      The Company’s revenues are currently derived from the sale of its DSL and VoP products, which include the CopperFlite, Maximus, Palladia and Entropia families of products.

      Principles of Consolidation: The consolidated financial statements include all the accounts of the Company and those of its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

      Use of Estimates: The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires Centillium to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of sales and expenses during the reporting periods. Such management estimates include allowances for doubtful accounts receivable, provisions for inventories to reflect net realizable value, sales returns and allowances, product warranty and other liabilities. Actual results could differ from those estimates.

      Revenue Recognition: Revenues related to product sales are generally recognized when the products have been shipped and risk of loss has passed to the customer, collection of the resulting receivable is reasonably assured, persuasive evidence of an arrangement exists, and the price is fixed or determinable. Sales arrangements may contain customer-specific acceptance requirements for both products and development revenues. In such cases, revenue is deferred at the time of delivery of the product or service and is recognized upon receipt of customer acceptance. Under certain circumstances the Company allows its customers to return product. A provision is made for estimated product returns.

      The Company also performs research and product development work under best efforts technology development agreements. Revenues under technology development agreements are recognized when applicable contractual milestones have been met, including deliverables, and in any case, do not exceed the amounts that would be recognized using the percentage-of-completion method. The costs associated with technology development revenues are closely related to the costs of ongoing research and development activities. Generally, the incremental costs of providing any deliverables under technology development arrangements are not easily distinguishable from the costs of ongoing activities, are not significant, and have been included in research and development in the statements of operations.

      Warranty: A limited warranty is provided on the Company’s products for a period of one year and allowances for estimated warranty costs are recorded during the period of sale. The determination of such allowances requires the Company to make estimates of product return rates and expected costs to repair or replace the products under warranty. The Company periodically assesses the adequacy of the warranty liability and adjusts such amounts as necessary.

      Concentrations of Credit Risk: Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash, cash equivalents, short-term investments and accounts receivable. The Company places its cash, cash-equivalents and short-term investments in several high credit-quality financial institutions. The Company is exposed to credit risk in the event of default by these institutions to the extent of the amount recorded on the balance sheet. Accounts receivable are billed in U.S. currency and are derived from revenues earned from customers primarily located in Japan and the United States. The Company performs ongoing credit evaluations of its customers’ financial condition and

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

generally does not require collateral. The Company maintains reserves for potential credit losses. Management judgment is used to estimate the required reserves. Actual results could differ from those estimates.

      Customer Concentrations: The following customers accounted for 10% or more of total accounts receivable:

	December 31,

	2003	2002

NEC	35%	51%
Sumitomo Electric Industries	16%	35%
Accton Technology Corporation	14%	—
Solectron Technology	12%	—

      The Company has a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in one of those customers’ creditworthiness or other matters affecting the collectibility of amounts due from such customers could have a material adverse effect on the results of operations in the period in which such changes or events occur.

      Supplier Concentrations: The Company depends on a single or limited number of outside contractors to fabricate, assemble and test its semiconductor devices. The Company generally sources its production through standard purchase orders and has wafer supply and assembly and test agreements with outside contractors. While the Company seeks to maintain a sufficient level of supply and endeavors to maintain ongoing communications with suppliers to guard against interruptions or cessation of supply, business and results of operations could be adversely affected by a stoppage or delay of supply, substitution of more expensive or less reliable products or services, receipt of defective semiconductor devices, an increase in the price of products, or inability to obtain reduced pricing from suppliers in response to competitive pressures.

      Cash Equivalents and Short-term Investments: The Company invests its excess cash in money market accounts, obligations of the U.S. government, and debt instruments and considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are recorded at cost, which approximates fair value.

      The Company’s investments in marketable equity securities and all debt securities are classified as available-for-sale at the time of purchase and the Company periodically reevaluates such designation. The investments are adjusted for amortization of premiums and discounts to maturity and such amortization is included in interest income, net. At December 31, 2003 and 2002, all of the Company’s investments in debt securities were classified as available-for-sale, with changes in market value recorded as unrealized gains and losses in accumulated other comprehensive income until their disposition. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest income, net and were insignificant for all periods presented. The cost of securities sold is based on the specific-identification method.

      Inventories: Inventories are stated at the lower of standard cost, which approximates cost, or net realizable value. Cost is based on a first-in, first-out basis. The Company performs detailed reviews of the net realizable value of inventories, both on hand as well as for inventories that it is committed to purchase with consideration given to deterioration, obsolescence, and other factors.

      Property and Equipment: Property and equipment are carried at cost less accumulated depreciation and amortization. Property and equipment are depreciated for financial reporting purposes using the straight-line method over the assets’ estimated useful lives of three years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful lives of the assets or the terms of the leases. Equipment under capital lease is stated at the lower of fair market value or the present value of the minimum lease payments at the inception of the lease.

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Impairment of Long-lived Assets: The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures the recoverability of long-lived assets by comparison of the carrying amount to undiscounted future net cash flows. If the Company considers such assets to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the long-lived assets exceeds their fair value, as determined by discounted cash flows.

      Goodwill: As of January 1, 2002, the Company adopted Statement of Financial Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), which addresses the financial accounting and reporting standards for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill no longer be amortized, and instead, be tested for impairment at least annually. In addition, within six months of adopting the new accounting standard, a transitional impairment test must be completed and any impairment identified must be reported as a cumulative effect of a change in accounting principle. See Note 4.

      Software Development Costs: Costs incurred in the research and development of the software embedded in our products are expensed as incurred until technological feasibility has been established. The Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, which is evidenced by a working model that includes the semiconductor device and embedded software; accordingly, development costs incurred after the establishment of technological feasibility have not been material and, therefore, have been expensed.

      Advertising Costs: The Company expenses advertising costs as incurred. These costs were not material and are included in sales and marketing expense.

      Shipping and Handling: The cost of shipping products to customers is not material, and is included in cost of goods sold.

      Foreign Currency Accounting: The United States dollar is the functional currency for all foreign operations. The effect on the consolidated statements of operations of transaction and translation gains and losses is insignificant for all years presented.

      Fair Value of Financial Instruments: The Company has evaluated the estimated fair value of financial instruments. The amounts reported for cash and cash equivalents, accounts receivable, short-term borrowings, accounts payable, and accrued expenses approximate the fair value due to their short maturities. Investment securities are reported at their estimated fair value based on quoted market prices. Realized gains and losses from the Company’s investments have been insignificant.

      Net Loss Per Share: Basic and diluted net loss per share have been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase. The following table presents the computation of basic and diluted net loss per share (in thousands, except per share amounts):

	Years Ended December 31,

	2003	2002	2001

Net loss	$(13,359)	$(33,301)	$(19,693)

Basic and diluted:
Weighted average shares of common stock outstanding	36,433	34,686	33,909
Less weighted average shares subject to repurchase	—	(45)	(414)

Weighted average shares used to compute basic and diluted net loss per share	36,433	34,641	33,495

Basic and diluted net loss per share	$(0.37)	$(0.96)	$(0.59)

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has excluded all outstanding warrants, stock options, and shares subject to repurchase by the Company from the calculation of basic and diluted net loss per share because these securities are antidilutive for all periods presented. Options and warrants to purchase 12,657,818, 13,292,190 and 5,903,370 shares of common stock have been excluded for the years ended December 31, 2003, 2002 and 2001.

      Stock-based Compensation: The Company has employee stock plans that are described more fully in Note 7. The Company has elected to account for its employee stock plans in accordance with the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting For Stock Issued to Employees” (APB Opinion No. 25). The following table illustrates the effect on net loss and loss per share had compensation expense for the Company’s stock-based award plans been determined on the fair value at the grant dates for awards under the plan consistent with the method of Statement of Financial Accounting Standards No. 123, “Accounting For Stock Issued to Employees” (FAS 123). For purposes of FAS 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period (in thousands):

	Years Ended December 31,

	2003	2002	2001

Net loss as reported	$(13,359)	$(33,301)	$(19,693)
Add: Stock-based employee compensation expense (recovery) included in reported net loss, net of related tax effects	1,426	3,807	15,416
Less: Total stock-based employee compensation expense under fair value based method for all awards, net of related tax effects	(25,269)	(56,652)	(66,059)

Pro forma net loss	$(37,202)	$(86,146)	$(70,336)

Basic and diluted net loss per share — as reported	$(0.37)	$(0.96)	$(0.59)

Basic and diluted net loss per share — pro forma	$(1.02)	$(2.49)	$(2.10)

      See Note 7 for a discussion of the assumptions used in the option pricing model and estimated fair value of employee stock options.

      The Company accounts for stock issued to non-employees in accordance with the provisions of FAS 123 and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” Direct grants of shares of common stock are made to certain advisors and consultants to the Company for past services with no vesting or future performance obligations. The fair value of such grants is immediately charged to expense in accordance with EITF 96-18.

      Reclassifications: Certain amounts in the 2002 consolidated balance sheet and the 2002 and 2001 consolidated statement of cash flows have been reclassified to conform to current year presentation.

      Recent Accounting Pronouncements: In January 2003, the FASB issued EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables” (EITF 00-21). EITF 00-21 provides guidance on how to determine whether an arrangement involves multiple deliverables and contains more than one unit of accounting. EITF 00-21 was effective for arrangements entered into after June 15, 2003. The adoption of EITF 00-21 did not have a material effect on the Company’s consolidated results of operations or financial position.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements” (FIN 46).

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FIN 46 establishes accounting guidance for consolidation of variable interest entities (VIE’s) that function to support the activities of the primary beneficiary. FIN 46 applies to any business enterprise, both public and private, that has a variable interest in a VIE. The Company does not have any variable interests in a VIE and therefore the adoption did not have any impact on the Company’s consolidated financial position or results of operations.

Note 2.	Balance Sheet Information

      Inventories (in thousands):

	December 31,

	2003	2002

Work-in-process	$5,475	$2,577
Finished goods	6,433	1,553

	$11,908	$4,130

      Property and equipment (in thousands):

	December 31,

	2003	2002

Equipment and software	$25,499	$22,746
Furniture and fixtures	1,065	998
Leasehold improvements	1,491	1,220
Construction in progress	128	33

	28,183	24,997
Accumulated depreciation and amortization	(20,798)	(14,608)

Property and equipment, net	$7,385	$10,389

      Accrued liabilities (in thousands):

	December 31,

	2003	2002

Accrued royalties	$13,211	$11,815
Accrued other liabilities	2,957	2,004

	$16,168	$13,819

      Warranty reserve (in thousands):

	Balance at	Product	Warranty	Balances at
	Beginning	Warranty	Costs	End
	of Period	Accruals	Incurred	of Period

Year ended December 31, 2003	$608	$343	$(491)	$460

Year ended December 31, 2002	$766	$561	$(719)	$608

Year ended December 31, 2001	$312	$963	$(509)	$766

Note 3.	Acquisition

      Acquisition: On January 5, 2001, the Company completed its acquisition of vEngines, Inc. (“vEngines”). vEngines developed high-density voice processing semiconductor products, which bridge

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

circuit switched voice and packet-based data networks. This technology compresses voice traffic, converting it into digital packets, which can then travel on data networks. vEngines’ targeted customer base included communications equipment manufacturers that provide carrier and access voice gateways and remote access servers.

      Under the terms of the purchase agreement, 813,915 shares of the Company’s common stock, with an aggregate value of approximately $17.1 million, were exchanged for all of the issued and outstanding capital stock of vEngines. In addition, all of the outstanding options to purchase shares of vEngines’ capital stock were exchanged for options to purchase 58,628 shares of our common stock with an aggregate fair value of approximately $1.2 million. The Company valued the common stock and outstanding options exchanged in the transaction as follows:

Security Exchanged	Valuation Methodology

Common stock — not subject to repurchase	Fair value of Company’s stock
Common stock — subject to repurchase	Black-Scholes option pricing model
Options	Black-Scholes option pricing model

      Including direct acquisition costs of approximately $523,000, the aggregate purchase price of vEngines was approximately $18.8 million. The acquisition was accounted for using the purchase method of accounting and accordingly, the accompanying financial statements include the results of operations of vEngines subsequent to the acquisition date.

      The Company allocated the purchase price of vEngines as follows (in thousands):

In-process research and development	$7,422
Acquisition related deferred compensation	4,517
Fair value of assets acquired and liabilities assumed	730
Assembled workforce	354
Goodwill	5,816

Total	$18,839

      The portion of the purchase price allocated to purchased in-process research and development was $7.4 million and was valued based on net cash flows over four years, discounted at a cost of capital of 25% to reflect the uncertainty of the products’ future use. The entire amount of $7.4 million was expensed on acquisition because the technological feasibility of the product under development had not been established and no future alternative uses existed. The specific product under development using vEngines technology has been discontinued, as the performance of a similar product under development internally was determined to be superior.

      The Company recorded acquisition-related deferred compensation of $4.5 million as unearned stock-based compensation. This amount represents the portion of the purchase consideration related to shares issued contingent on continued employment of certain employee stockholders and the intrinsic value of stock options assumed that become exercisable as future services are provided by employees. The compensation is being recognized over the related employment period, using the graded vesting method, which results in acceleration of amortization expense for the overall award. A total of $536,000, $1.1 million and $2.7 million of expense was recognized for the years ended December 31, 2003, 2002 and 2001, respectively, and has been included in amortization of deferred compensation.

      Goodwill and the assembled workforce were amortized through December 31, 2001, on a straight-line basis over their expected useful lives of four and two years, respectively. Beginning January 1, 2002, upon adoption of FAS 142, the Company no longer amortizes goodwill; rather, goodwill is evaluated for impairment

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

at least on an annual basis. See Note 4 for further details. Pro-forma results of operations have not been presented because the pro-forma impact of the acquisition was not material to the Company’s results of operations and financial position for the year ended December 31, 2001.

Note 4.	Goodwill and Other Intangible Assets

      With the adoption of SFAS 142, the Company ceased amortizing goodwill effective January 1, 2002. In addition, the Company reclassified assembled workforce, which is no longer defined as an acquired intangible under SFAS 141, to goodwill as required by SFAS 142. The Company completed its transitional impairment test during the quarter ended June 30, 2002 and no impairment was recognized. The Company completed its annual impairment test in the fourth quarter of 2002. The goodwill impairment test was based on a two-step approach. The fair value of the Company was compared to its carrying value. Since the carrying value of the Company exceeded its fair value, the implied value of goodwill was calculated by deducting the fair value of all tangible and intangible assets from the fair value of the Company. As the implied fair value of goodwill was zero, the Company recognized an impairment charge of $5.8 million to fully write down the goodwill. Fair value of the Company was determined using a discounted future cash flows analysis and a market approach. The cash flow period used in the analysis was nine years, with a discount rate of 18% and estimated terminal values based on a terminal growth rate of 5%. The discount rate was based on the Company’s weighted average cost of capital. The assumptions supporting the estimated future cash flows, including the discount rate and estimated terminal values, reflect management’s best estimates.

      Changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows (in thousands):

Balance as of December 31, 2001	$5,190
Workforce reclassified as goodwill	645
Goodwill impairment	(5,835)

Balance as of December 31, 2002	$—

      The following table presents a reconciliation of previously reported net loss and net loss per share to the amounts adjusted to exclude goodwill and acquired workforce amortization for the year ended December 31, 2001 (in thousands, except for per share data). No such expenses were incurred in 2003 or 2002 related to the amortization of goodwill or acquired workforce.

Net loss:
As reported	$(19,693)
Goodwill amortization	2,006
Workforce amortization	1,112

As adjusted	$(16,575)

Basic and diluted net loss per share:
As reported	$(0.59)
Goodwill amortization	0.06
Workforce amortization	0.03

As adjusted	$(0.50)

      Amortization expense for other intangible assets was $83,000 for the year ended December 31, 2003 and $167,000 in each of the years ended December 31, 2002 and 2001. Other purchased intangibles were amortized over three years and were fully amortized as of December 31, 2003.

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5.	Cash Equivalents and Short-term Investments

      The estimated fair market values of cash equivalents and short-term investments are based on quoted market prices. Cash equivalents and short-term investments as of December 31, 2003 and 2002 were as follows (in thousands):

			Estimated
		Gross	Fair
	Amortized	Unrealized	Market
	Cost	Gain/ (Loss)	Value

December 31, 2003
Cash equivalents:
Money market funds	$19,176	$—	$19,176

	19,176	—	19,176

Short-term investments:
Corporate debt securities	1,032	2	1,034
Obligations of the U.S. government and affiliated agencies	30,722	34	30,756
Auction rate securities	32,635	—	32,635
Certificate of deposit	467	—	467

	64,856	36	64,892

Total cash equivalents and short-term investments	$84,032	$36	$84,068

December 31, 2002
Cash equivalents:
Money market funds	$87,557	$—	$87,557
Obligations of the U.S. government and affiliated agencies	495	—	495

	88,052	—	88,052

Short-term investments:
Corporate debt securities	1,001	(1)	1,000
Obligations of the U.S. government and affiliated agencies	7,013	9	7,022
Certificate of deposit	467	—	467

	8,481	8	8,489

Total cash equivalents and short-term investments	$96,533	$8	$96,541

      The fair value of short-term investments at December 31, 2003, by contractual maturity, was as follows (in thousands):

Due in one year or less	$19,622
Due after one year	45,270

Total	$64,892

Note 6.	Commitments and Contingencies

      The Company leases its facilities under operating leases expiring through 2011. Rental expense was approximately $2.4 million, $2.5 million and $2.2 million for the years ended December 31, 2003, 2002, and

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2001, respectively. Additionally, the Company leases certain software under operating leases expiring through December 2005.

      During 2002, the Company exchanged certain software licenses which were set to expire in 2003 for new software licenses. In connection with this arrangement, the Company entered into a noncancelable capital lease agreement totaling approximately $2.1 million. The transaction was accounted for under Accounting Principles Board No. 29, “Nonmonetary Transactions”, and no gain or loss was recorded on the transaction. The software and related accumulated amortization that was included in property and equipment was approximately $3.4 million and $1.2 million at December 31, 2003. Amortization expense related to assets under capital lease is included with depreciation expense. In addition, the related software licenses secure the capital lease.

      Future minimum lease payments under the Company’s capital and operating leases at December 31, 2003 are as follows (in thousands):

	Operating	Capital
	Leases	Leases

2004	$3,623	$529
2005	2,734	—
2006	987	—
2007	958	—
2008	1,002	—
Thereafter	2,196	—

Total payments	11,500	529
Less: Interest portion	—	(2)

Total minimum payments	$11,500	$527

      The Company does not own or operate a fabrication facility and foundries located in Asia currently supply substantially all of its wafer requirements. The Company’s purchase obligations to these foundries are based on wafer supply agreements or noncancelable purchase orders. As of December 31, 2003, the Company’s non-cancelable purchase obligations for wafers, all expected to be delivered within the next six months, is $3.1 million. Included in this amount is approximately $733,000 of excess wafers that have been expensed in the 2003 operating results.

      The semiconductor and telecommunications industries are characterized by substantial litigation regarding patent and other intellectual property rights. From time to time, the Company receives various inquiries or claims in connection with these rights and may become party to associated claims. In certain cases, management has accrued estimates of the amounts it expects to pay upon resolution of such matters and such amounts are included in accrued liabilities. Should the company not be able to secure the terms it expects, these estimates may change and will be recognized in the period in which they are identified. Although the ultimate outcome of such inquiries is not presently determinable, management believes that the resolution of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

Note 7.	Stockholders’ Equity

      Preferred Stock: The Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of 9,500,000 shares of preferred stock from time to time in one or more series with such designation, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefore, the number of shares comprising each series,

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dividend rates, redemption provisions, liquidation preferences, redemption fund provisions, conversion rights, and voting rights, all without the approval of the holders of common stock.

      Stockholder Rights Plan: In December 2002, the Company’s Board of Directors approved the adoption of a stockholder rights plan and reserved 500,000 shares of preferred stock for issuance under the plan. The plan is designed to assure that Centillium stockholders receive fair value in the event of a future unsolicited business combination or similar transaction involving Centillium in a manner or on terms not approved by the Centillium Board of Directors.

      Under the plan, Centillium issued a dividend of one right for each outstanding share of common stock of the Company held by stockholders of record as of the close of business on January 9, 2003. Each right will initially entitle stockholders to purchase a fractional share of the Company’s preferred stock for $25.00. However, the rights will become exercisable only after the occurrence of certain specified events, including the acquisition of 15% or more of Centillium’s outstanding common stock by an unsolicited third party acquiror. Upon the occurrence of any such event, under the terms specified in the plan, each right entitles the holder, other than the unsolicited third party acquiror, to purchase a certain number of shares of common stock of the Company, at a fifty percent discount to the then-current market price. The rights expire on January 9, 2013, under the terms of the plan. Centillium’s Board of Directors may redeem outstanding rights at a price of $0.001 per right, with certain exceptions. The terms of the rights and the rights plan may be amended by Centillium’s Board of Directors at any time without the approval of the rights holders as set forth in the rights plan.

      Warrant: In 1998, the Company issued a warrant to a financial institution in connection with an equipment financing arrangement. The warrant is exercisable for 9,450 shares of common stock at an exercise price of $4.00 per share. The warrant is immediately exercisable and expires in May 2005. The fair value of the warrant is not material for reporting purposes.

      Common Stock Reserved: Common stock reserved is as follows:

	December 31,

	2003	2002

Common stock options	16,708,966	16,723,618
Employee stock purchase plan	394,767	499,181
Common stock warrants	9,450	9,450

	17,113,183	17,232,249

      Deferred Stock-Based Compensation: During 2003, 2002 and 2001, the Company recorded adjustments to deferred compensation of $615,000, $2.6 million and $2.0 million related to the cancellation of certain option grants. Deferred compensation represents the difference between the grant price and the fair value for financial statement reporting purposes of the Company’s common stock options granted during these periods. Deferred compensation expense is being amortized using the graded vesting method, in accordance with FAS 123 and FAS Interpretation No. 28, over the vesting period of each respective option, generally four years. Under the graded vesting method, each option grant is separated into portions based on their vesting terms, which results in acceleration of amortization expense for the overall award. The accelerated amortization pattern results in expensing approximately 59% of the total award in year one, 25% in year two, 12% in year three and 4% in year four. As required by APB 25, we record an adjustment to amortization of deferred compensation when employees forfeit options for which compensation expense is recognized using the graded vesting method, but which are unvested on the date their employment terminates.

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Stock based compensation expense, net of adjustments, is included in the associated expense categories as follows (in thousands):

	Years Ended December 31,

	2003	2002	2001

Cost of revenues	$39	$256	$797
Research and development	907	2,469	7,992
Sales and marketing	44	(434)	2,361
General and administration	436	1,506	4,196

	$1,426	$3,797	$15,346

      Proceeds from Stockholder: During the quarter ended June 30, 2003, a stockholder sold shares of Centillium stock in a transaction deemed to be a short-swing sale. Under Section 16(b) of the Securities Exchange Act of 1934, the shareholder was required to disgorge to the Company the profit realized from the stock sale in the amount of approximately $857,000. The Company accounted for the transaction as a contribution from a stockholder and reflected the proceeds as an increase to additional paid in capital in its financial statements. Proceeds from this sale did not effect the Company’s consolidated statement of operations.

      Stock Options: In March 1997, the Board of Directors approved a stock option plan that authorized the grant of options to purchase shares of the Company’s common stock. The plan is administered by the Board of Directors and provides for incentive stock options or nonqualified stock options to be issued to employees, directors, and consultants of the Company. Prices for incentive stock options may not be less than the fair value of the common stock at the date of grant. Prices for nonqualified stock options may not be less than 85% of the fair value of the common stock at the date of grant. Options granted prior to May 23, 2000 are immediately exercisable and generally vest over a period of four years from the date of grant. Options granted on or after May 23, 2000 are exercisable when vested and generally vest over a four-year period. Any unvested stock issued is subject to repurchase by the Company at the original issuance price upon termination of the option holder’s employment. Unexercised options expire ten years after the date of grant. The plan also provides for automatic annual increases on the first day of each of the Company’s fiscal years equal to 6% of the Company’s outstanding common stock on the date of the annual increase.

      In February 2001, the Company adopted a nonstatutory stock option plan that authorized the grant of nonstatutory stock options (“options”) to purchase shares of the Company’s common stock. Such shares may be authorized, but unissued, or reacquired common stock. The plan is administered by the Board of Directors or any of its Committees and provides for options to be issued to employees and consultants of the Company only and not to officers and directors, except in connection with an officer’s initial service to the Company. Options generally vest over a period of four years from the date of grant and prices for such options shall be determined by the plan administrator, with the prices generally being not less than the fair value of the common stock at the date of grant. Upon termination of the option holder’s employment, any unvested stock issued shall revert back to the plan.

      In December 2001, the Company offered a voluntary stock option exchange program to its employees and officers. Under the program, participants were able to tender for cancellation stock options that had an exercise price equal to or greater than $10 per share for replacement options to be granted on a date which was at least six months plus one day from the date of cancellation of the tendered options. On December 3, 2001, 5.2 million stock options were tendered for cancellation. On June 4, 2002, the Company issued options for 5.1 million shares of common stock at an exercise price of $6.62 per share, which was equal to 100 percent of the market price of Centillium’s common stock on the grant date. The terms and conditions of the

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

replacement options, including the vesting schedules, were substantially the same as the terms and conditions of the options cancelled.

      The following is a summary of additional information with respect to the stock option plan:

	Options Outstanding

			Weighted
			Average
	Available	Number of	Exercise
	for Grant	Shares	Price

Balance at December 31, 2000	574,716	7,799,926	$19.22
Options authorized	7,040,434	—	—
Options granted	(5,059,462)	5,059,462	$18.81
Options exercised	—	(612,695)	$4.04
Options available due to repurchase of unvested shares	55,283	—	—
Options canceled	6,352,773	(6,352,773)	$27.03

Balance at December 31, 2001	8,963,744	5,893,920	$12.02
Options authorized	2,074,564	—	—
Options granted	(9,617,872)	9,617,872	$5.47
Options exercised	—	(293,144)	$2.38
Options available due to repurchase of unvested shares	84,534	—	—
Options canceled	1,935,908	(1,935,908)	$10.53

Balance at December 31, 2002	3,440,878	13,282,740	$7.71
Options authorized	2,114,710	—	$—
Options granted	(3,044,911)	3,044,911	$6.30
Options exercised	—	(2,137,258)	$5.50
Options available due to repurchase of unvested shares	7,896	—	—
Options canceled	1,542,025	(1,542,025)	$8.86

Balance at December 31, 2003	4,060,598	12,648,368	$7.60

      In addition, the following table summarizes information about stock options that were outstanding and exercisable at December 31, 2003:

			Options Outstanding			Options Exercisable

					Weighted			Weighted
				Weighted	Average		Weighted	Average
				Average	Remaining		Average	Remaining
			Number of	Exercise	Contractual	Number of	Exercise	Contractual
Range of Exercise Prices			Shares	Price	Life (years)	Shares	Price	Life (years)

$0.40	-	$2.56	1,991,297	$1.58	8.6	530,683	$1.50	0.82
$2.59	-	$5.15	1,548,481	$4.47	7.7	806,666	$4.81	1.03
$5.34	-	$5.87	1,849,301	$5.86	9.8	12,765	$5.61	0.02
$6.06	-	$6.62	3,731,249	$6.59	8.4	1,932,731	$6.59	3.11
$6.68	-	$9.80	1,324,992	$8.38	8.0	647,759	$8.08	0.95
$9.90	-	$19.00	1,764,585	$14.19	7.4	983,340	$15.02	1.24
$20.00	-	$37.15	376,463	$28.13	7.2	246,814	$27.40	0.34
$50.91	-	$75.13	62,000	$63.41	6.5	52,915	$63.11	0.07

$0.40	-	$75.13	12,648,368	$7.60	8.3	5,213,673	$8.76	7.58

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2002 and 2001, options for 4,605,713 and 2,567,049 shares, respectively, were exercisable at a weighted average price of $8.99 and $8.21 per share, respectively.

      Employee Stock Purchase Plan: To provide employees with an opportunity to purchase common stock of the Company through payroll deductions, the Company established the 2000 Employee Stock Purchase Plan and initially reserved 500,000 shares of common stock for issuance to participants. In addition, the plan provides for automatic annual increases on the first day of each of the Company’s fiscal years equal to the lesser of 400,000 shares or 1% of the Company’s outstanding common stock on the date of the annual increase, or a lesser number of shares determined by the Board of Directors. Under the plan, the Company’s employees, subject to certain restrictions, may purchase shares of common stock at the lesser of 85 percent of the fair market value at either the beginning or end of each six-month offering period. Under the plan, the Company sold 456,865, 460,064 and 164,621 shares of common stock during fiscal years 2003, 2002 and 2001, respectively.

      SFAS 123 Assumptions and Fair Value: The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The fair value of options granted in 2003, 2002 and 2001 reported in Note 1 was estimated at the date of grant.

      The option valuation models used to estimate the fair value of options under FAS 123 were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. Pro forma information regarding net loss is required by FAS 123, which requires that the information be determined as if the Company has accounted for its employee stock-based awards under the fair value method of FAS 123. The fair value of the options granted in all periods were estimated using the Black-Scholes method, with the following weighted average assumptions:

	Stock Option Plan			Employee Stock Purchase Plan

	2003	2002	2001	2003	2002	2001

Expected life from vest date	3.3 years	2.7 years	2.9 years	6.0 months	6.0 months	6.0 months
Volatility	118%	121%	147%	94%	121%	147%
Risk-free interest rate	2.97%	2.90%	3.90%	1.08%	1.65%	1.93%
Dividend rate	—	—	—	—	—	—

      The options’ weighted average grant date fair value, which is the value assigned to the options under FAS 123, was approximately $5.02, $4.33, and $7.86 for the years ended December 31, 2003, 2002 and 2001, respectively. The weighted-average fair value of purchase rights granted under the Employee Stock Purchase Plan in 2003, 2002 and 2001 were $2.14, $3.74, and $7.93 per share, respectively.

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8.	Income Taxes

      The provision (benefit) for income taxes for the years ended December 31, 2003, 2002 and 2001 consists of the following (in thousands):

	Years Ended December 31,

	2003	2002	2001

Current:
Federal	$—	$(182)	$278
State	5	8	65
Foreign	128	79	57

	$133	$(95)	$400

      The difference between the provision (benefit) for income taxes and the amount computed by applying the federal statutory income tax rate of 34% to loss before taxes is explained as follows (in thousands):

	Years Ended December 31,

	2003	2002	2001

Tax provision (benefit) at federal statutory rate	$(4,497)	$(11,355)	$(6,560)
Loss for which no tax benefit is currently recognizable	3,957	8,690	—
Deferred compensation	485	576	5,252
Purchased in-process research and development and amortization of goodwill	—	1,983	3,583
Utilization of net operating losses	—	—	(2,237)
Other	188	11	362

Total tax provision (benefit)	$133	$(95)	$400

      As of December 31, 2003, the Company has $75 million and $33 million of net operating loss carryforwards for federal and state purposes, respectively. The Company also has federal and state research and development tax credit carryforwards of approximately $3.8 million and $3.7 million, respectively. The federal net operating losses and federal tax credit carryforwards will expire at various dates beginning in 2018, if not utilized. The California net operating losses are not available to offset income until 2008 due to the recent state law change. The California research tax credits can be carried forward indefinitely.

      Utilization of the net operating loss and credits carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and tax credit carryforwards before full utilization.

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes consist of the following (in thousands):

	Years Ended
	December 31,

	2003	2002

Deferred tax assets:
Net operating loss carryforwards	$27,479	$20,440
Research and development credit carryforwards	6,277	4,733
Reserves and accruals not currently deductible	9,509	9,426
Capitalized research and development expenses	801	222

Total deferred tax assets	44,066	34,821
Valuation allowance	(44,066)	(34,821)

Net deferred tax assets	$—	$—

      Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes” provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company’s historical operating performance and the reported cumulative net losses to date, the Company has provided a full valuation allowance against its deferred tax assets.

      The valuation allowance increased by approximately $9.2 million for the year ended December 31, 2003, increased by approximately $14.6 million for the year ended December 31, 2002 and decreased by approximately $733,000 for the year ended December 31, 2001. The valuation allowance at December 31, 2003 and 2002 includes approximately $8.7 million and $4.6 million, respectively, related to stock option deductions, the benefit of which will be recorded in paid-in capital when realized.

Note 9.	Business Segment Information

      The Company’s operations involve the design, development, marketing and technical support of semiconductor products that enable broadband communications. Through December 31, 2003, the Company’s revenues have been primarily derived from one business segment, the sale of broadband communication products for the DSL and VoP markets. The Company sells primarily to original equipment manufacturers and companies in the communications industries.

      The Chief Executive Officer has been identified as the Chief Operating Decision Maker (CODM) because he has final authority over resource allocation decisions and performance assessment. The CODM does not receive discrete financial information about any individual components.

      The Company’s foreign operations consist primarily of research and development facilities in France and India. Sales and marketing activities are conducted through other subsidiaries throughout the world.

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic sales information for the last three fiscal years is based on the location of the end customer. The following is a summary of net revenues by major geographic area (in thousands):

	Years Ended December 31,

	2003	2002	2001

Japan	$99,137	$90,260	$138,948
North America	14,470	11,431	16,710
Asia — Excluding Japan	9,806	2,660	3,108
All other	1,563	621	741

Total	$124,976	$104,972	$159,507

      The following customers account for 10% or more of net total revenues:

	December 31,

	2003	2002	2001

NEC	49%	45%	38%
Sumitomo Electric Industries	31%	41%	48%

Note 10.	401(k) Profit Sharing Plan and Trust

      The Company has adopted a 401(k) Profit Sharing Plan and Trust that allows eligible employees to make contributions subject to certain limitations. The Company may make discretionary contributions based on profitability as determined by the Board of Directors. There was no amount contributed by the Company to the plan for the years ended December 31, 2003, 2002 and 2001.

Note 11.	Related Party Transactions

      During 2003, the Company purchased $486,000 of foundry services and products from Semiconductor Manufacturing International Corporation (SMIC). As of December 31, 2003, the Company had recorded a liability of $213,000 for accounts payable due to SMIC. One of the Company’s directors is also a director of SMIC.

      In the second quarter of 2000, the Company invested $990,000 in equity securities of Broadxent, Inc., a wholly owned subsidiary of Creative Technology Ltd. In the second quarter of 2001, in connection with an ongoing evaluation of this long-term equity investment, the Company wrote down the basis of this investment to zero as a result of impairment in the value of this asset. In the first quarter of 2002, the Company sold this long-term investment for $440,000 and reported this amount as a non operating gain.

      The Company sold $2.5 million and $2.1 million of products to Broadxent, Inc. in the years ended December 31, 2002 and 2001, respectively. As of December 31, 2002 and December 31, 2001, the Company had $4,600 and $486,000, respectively, in accounts receivable from Broadxent, Inc. One of the Company’s directors is also a director of Creative Technology Ltd.

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.	Supplementary Data: Quarterly Results of Operations (unaudited)

      Summarized quarterly financial information is as follows (in thousands, except per share data):

	Year 2003
	Three Months Ended

	Mar 31	Jun 30	Sep 30	Dec 31

Net revenues	$27,829	$33,928	$37,498	$25,721
Cost of revenues	$14,276	$17,870	$20,706	$18,301
Gross profit	$13,553	$16,058	$16,792	$7,420
Operating income (loss)	$(3,243)	$(733)	$126	$(10,448)
Net income (loss)	$(2,960)	$(511)	$382	$(10,270)
Basic and diluted net income (loss) per share	$(0.08)	$(0.01)	$0.01	$(0.27)
Shares used to compute basic net income (loss) per share	35,235	35,819	36,972	37,704
Shares used to compute diluted net income (loss) per share	35,235	35,819	41,099	37,704

	Year 2002
	Three Months Ended

	Mar 31	Jun 30	Sep 30	Dec 31

Net revenues	$22,606	$34,413	$23,264	$24,689
Cost of revenues	$12,066	$21,283	$12,549	$13,602
Gross profit	$10,540	$13,130	$10,715	$11,087
Operating loss	$(11,052)	$(7,879)	$(5,815)	$(10,884)
Net loss	$(10,126)	$(7,404)	$(5,378)	$(10,393)
Basic and diluted net loss per share	$(0.30)	$(0.21)	$(0.15)	$(0.30)
Shares used to compute basic and diluted net loss per share	34,294	34,538	34,765	34,967

Schedule II — Consolidated Valuation and Qualifying Accounts

      Allowance for Doubtful Accounts:

	Balance at	Charged to		Balances at
	Beginning	Costs and	Deduction	End of
	of Period	Expense	Write-Offs	Period

Year ended December 31, 2001	$932	$102	$(8)	$1,026

Year ended December 31, 2002	$1,026	$(709)	$(157)	$160

Year ended December 31, 2003	$160	$—	$(51)	$109

      All other schedules have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto.

CENTILLIUM COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2004	2003

	(Unaudited, in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$29,558	$24,734
Short-term investments	38,997	64,892
Accounts receivable — net of allowance for doubtful accounts of $151 at September 30, 2004 and $109 at December 31, 2003	6,883	12,476
Inventories	9,350	11,908
Prepaid and other current assets	3,304	3,718

Total current assets	88,092	117,728
Property and equipment, net	6,433	7,385
Other assets	533	511

Total assets	$95,058	$125,624

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,261	$7,434
Accrued payroll and related expenses	4,756	5,315
Accrued liabilities	15,690	16,168
Capital leases — current portion	—	527

Total current liabilities	28,707	29,444
Other liabilities	224	143
Commitments and contingencies Stockholders’ equity:
Common stock	38	38
Additional paid-in capital	243,599	242,348
Deferred compensation	(50)	(292)
Accumulated other comprehensive income (loss)	(55)	36
Accumulated deficit	(177,405)	(146,093)

Total stockholders’ equity	66,127	96,037

Total liabilities and stockholders’ equity	$95,058	$125,624

See accompanying notes

CENTILLIUM COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

	(Unaudited, in thousands except per share data)
Net revenues	$20,368	$37,498	$54,740	$99,255
Cost of revenues	10,281	20,706	29,179	52,852

Gross profit	10,087	16,792	25,561	46,403

Operating expenses:
Research and development	11,958	11,117	39,780	33,996
Sales and marketing	3,292	2,874	9,880	8,855
General and administrative	2,632	2,675	7,895	7,319
Amortization of other acquisition-related intangibles	—	—	—	83

Total operating expenses	17,882	16,666	57,555	50,253

Operating income (loss)	(7,795)	126	(31,994)	(3,850)
Interest income, net	219	280	791	851

Income (loss) before provision for income taxes	(7,576)	406	(31,203)	(2,999)
Provision for income taxes	37	24	109	90

Net income (loss)	$(7,613)	$382	$(31,312)	$(3,089)

Basic earnings (loss) per share	$(0.20)	$0.01	$(0.82)	$(0.09)

Diluted earnings (loss) per share	$(0.20)	$0.01	$(0.82)	$(0.09)

Common shares outstanding	38,340	36,972	38,099	36,009

Common shares outstanding assuming dilution	38,340	41,099	38,099	36,009

See accompanying notes

CENTILLIUM COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,

	2004	2003

	(Unaudited,
	in thousands)
Operating activities
Net loss	$(31,312)	$(3,089)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	3,861	4,717
Stock based compensation expense	242	1,058
Loss on retirements of property and equipment	82	19
Amortization of other acquisition-related intangibles	—	83
Changes in operating assets and liabilities:
Accounts receivable	5,593	(5,456)
Inventories	2,558	(10,369)
Prepaid and other current assets	414	(1,809)
Other assets	(22)	(152)
Accounts payable	827	6,142
Accrued payroll and related expenses	(559)	390
Accrued liabilities	(478)	3,124
Other liabilities	81	(83)

Net cash used in operating activities	(18,713)	(5,425)
Investing activities
Purchases of short-term investments	(18,239)	(51,508)
Sales and maturities of short-term investments	44,043	25,238
Purchases of property and equipment	(2,991)	(2,327)

Net cash provided by (used in) investing activities	22,813	(28,597)
Financing activities
Principal payments on capital lease obligations	(527)	(1,533)
Proceeds from issuance of common stock, net of repurchases	1,251	12,216
Proceeds from shareholder	—	857

Net cash provided by financing activities	724	11,540

Net increase (decrease) in cash and cash equivalents	4,824	(22,482)
Cash and cash equivalents at beginning of period	24,734	93,513

Cash and cash equivalents at end of period	$29,558	$71,031

See accompanying notes

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

September 30, 2004

1.	Description of Business

      Centillium Communications, Inc. (“Centillium” or the “Company”) was incorporated in California on February 21, 1997. The Company designs, develops and supplies products that enable broadband communications to the consumer, enterprise and service provider markets. We primarily serve the Digital Subscriber Line (DSL) and Voice-over-Internet Protocol (VoIP) markets. The Company is also developing Fiber-To-The-Premises (FTTP) products, which it expects to begin shipping to customers in the fourth quarter of 2004. Our revenues are currently derived primarily from the sale of our DSL and VoIP products.

2.	Summary of Significant Accounting Policies

Basis of Presentation

      The accompanying condensed consolidated financial statements are unaudited; however, they have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of the Company’s consolidated financial position at September 30, 2004 and the consolidated results of its operations and cash flows for the three and nine months ended September 30, 2004 and 2003. Operating results for the three and nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

      The unaudited condensed consolidated financial statements include all the accounts of the Company and those of its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

      The accompanying unaudited condensed consolidated financial statements do not include certain financial footnotes and financial information normally required under accounting principles generally accepted in the United States. Therefore, these financial statements should be read in conjunction with the Company’s audited consolidated financial statements and footnotes thereto for the year ended December 31, 2003 included in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 5, 2004.

Use of Estimates

      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires Centillium to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of sales and expenses during the reporting periods. Such management estimates include allowances for doubtful accounts receivable, provisions for inventories to reflect net realizable value, sales returns and allowances, product warranty and other liabilities. Actual results could differ from those estimates.

3.	Stock-Based Compensation

      The Company has elected to account for its employee stock plans in accordance with the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting For Stock Issued to Employees” (APB Opinion No. 25). The following table illustrates the effect on net loss and loss per share had compensation expense for the Company’s stock-based award plans been determined based on the awards’ fair value on the grant date consistent with the preferred method of Statement of Financial Accounting Standards

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

No. 123, “Accounting For Stock Issued to Employees” (FAS 123). For purposes of FAS 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

Net income (loss) as reported	$(7,613)	$382	$(31,312)	$(3,089)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	48	381	242	1,058
Less: Total stock-based employee compensation expense under fair value based method for all awards, net of related tax effects	(2,448)	(5,502)	(9,032)	(19,530)

Pro forma net loss	$(10,013)	$(4,739)	$(40,102)	$(21,561)

Basic and diluted net earnings (loss) per share — as reported	$(0.20)	$0.01	$(0.82)	$(0.09)

Basic and diluted net loss per share — pro forma	$(0.26)	$(0.13)	$(1.05)	$(0.60)

4.	Commitments and Contingencies

      From time to time, claims are made against the Company in the ordinary course of its business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting the Company from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse affect on the Company’s results of operations for that period or future periods.

      The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company generally indemnifies, holds harmless and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally our business partners or customers, in connection with certain patent, copyright or other intellectual property infringement claims by any third parties with respect to its products. The term of these indemnification agreements is generally perpetual. The Company has not incurred significant costs to defend lawsuits or settle claims related to these indemnification agreements as of September 30, 2004.

      The semiconductor and telecommunications industries are characterized by substantial litigation regarding patent and other intellectual property rights. From time to time, the Company receives various inquiries or claims in connection with these rights and may become a party to associated claims. In certain cases, management has accrued estimates of the amounts it expects to pay upon resolution of such matters and such amounts are included in accrued liabilities. Should the Company not be able to secure the terms it expects, these estimates may change and will be recognized in the period in which they are identified, resulting in decreased profits. Although the ultimate outcome of such inquiries is not presently determinable, management believes that the resolution of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

      In August 2004, Fujitsu Limited filed a suit against Centillium Communications, Inc. and Centillium Japan K.K (“Centillium Japan”) in the Tokyo District Court alleging that Centillium and Centillium Japan infringe one Japanese patent jointly owned by Fujitsu and Ricoh Co., Ltd. The complaint seeks monetary damages against Centillium and Centillium Japan. The Company is in the process of evaluating the

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

complaint, and the probable outcome of this suit cannot be predicted with any certainty. An unfavorable ruling could have a material adverse impact on the Company’s financial position or results of operations.

      The Company does not own or operate a fabrication facility, and foundries located in Asia currently supply substantially all of its wafer requirements. The Company’s purchase obligations to these foundries are based on wafer supply agreements or non-cancelable purchase orders. At September 30, 2004, the Company’s non-cancelable purchase obligations for wafers, all expected to be delivered within the next three months, are $4.5 million.

5.	Balance Sheet Information

      Inventories:

      The components of inventories are as follows (in thousands):

	September 30,	December 31,
	2004	2003

Work-in-process	$3,608	$5,475
Finished goods	5,742	6,433

	$9,350	$11,908

      Accrued Liabilities:

      The components of accrued liabilities are as follows (in thousands):

	September 30,	December 31,
	2004	2003

Accrued royalties	$13,438	$13,211
Accrued other liabilities	2,252	2,957

	$15,690	$16,168

      Warranty:

      Warranty activity for the three and nine months ended September 30, 2004 and 2003 was as follows (in thousands):

	Three Months Ended		Nine Months Ended

	September 30	September 30	September 30	September 30
	2004	2003	2004	2003

Balances at beginning of period	$320	$539	$460	$608
Product warranty accruals	(46)	91	(147)	309
Warranty costs incurred	(25)	(84)	(64)	(371)

Balances at end of period	$249	$546	$249	$546

6.	Provision for Income Taxes

      The provision for income taxes for the three and nine months ended September 30, 2004 and 2003 relates to current taxes payable for income generated by the Company’s subsidiaries located in foreign jurisdictions. Income tax expense differs from the expected benefit that was derived by applying the applicable U.S. federal statutory rate to the loss from operations primarily due to losses that are not currently benefited. Due to the Company’s loss position, a full valuation allowance has been established against the Company’s deferred tax assets, consisting primarily of net operating loss carryforwards.

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Net Loss Per Share

      Basic earnings (loss) per share have been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase. Diluted earnings (loss) per share is computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares result from the assumed exercise of outstanding stock options, by application of the treasury stock method, that have a dilutive effect on earnings per share, and from the assumed conversion of an outstanding warrant if it has a dilutive effect on earnings per share. The following table presents the computation of basic and diluted net earnings (loss) per share (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

Net income (loss) as reported	$(7,613)	$382	$(31,312)	$(3,089)

Basic and diluted:
Weighted average shares of common stock outstanding	38,340	36,976	38,099	36,030
Less: Weighted average shares subject to repurchase	—	(4)	—	(21)

Weighted average shares used to compute common shares outstanding	38,340	36,972	38,099	36,009
Add effect of dilutive potential common shares	—	4,127	—	—

Common shares outstanding-assuming dilution	38,340	41,099	38,099	36,009

Basic earnings (loss) per share	$(0.20)	$0.01	$(0.82)	$(0.09)

Diluted earnings (loss) per share	$(0.20)	$0.01	$(0.82)	$(0.09)

      The Company incurred a loss for the three and nine month periods ended September 30, 2004 and for the nine month period ended September 30, 2003. The effect of dilutive securities totaling approximately 12,483,000 and 11,157,000 in 2004 and 2003, respectively, have been excluded from the computation of diluted loss per share, as their impact would be anti-dilutive. Stock options to purchase approximately 2,700,702 shares for the three month period ended September 30, 2003 were outstanding, but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average share price of the common shares and, therefore, the effect would have been anti-dilutive.

8.	Comprehensive Net Loss

      The following table presents the computation of comprehensive net loss (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

Net income (loss) as reported	$(7,613)	$382	$(31,312)	$(3,089)
Change in unrealized gain (loss) on available-for-sale investments	24	(10)	(91)	19

Total comprehensive income (loss)	$(7,589)	$372	$(31,403)	$(3,070)

CENTILLIUM COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Business Segment Information and Customer Concentration

      The Company’s operations involve the design, development, marketing and technical support of semiconductor products that enable broadband communications to the consumer, enterprise and service provider markets. Through September 30, 2004, the Company’s revenues have been primarily derived from one business segment, the sale of broadband communication products for the DSL and VoIP markets. The Company sells primarily to original equipment manufacturers and companies in the communications industries.

      The following customers, both of whom are located in Japan, accounted for more than 10% of net revenues:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

NEC	52%	53%	46%	51%
Sumitomo Electric Industries	34%	31%	36%	34%

      Revenues are attributed to geographic areas based on the location of the customer to which products are sold. The following is a summary of net revenues by major geographic area (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

Japan	$17,378	$31,417	$45,584	$84,150
United States	1,636	3,575	5,921	8,661
Asia — Excluding Japan	945	2,289	2,575	5,534
All other	409	217	660	910

Total	$20,368	$37,498	$54,740	$99,255

10.	Related Party Transactions

      In the first quarter of 2004, one of the Company’s directors, was elected to the Board of Directors of Cadence Design Systems, Inc. (Cadence). During 2003, the Company entered into an agreement to license certain software tools from Cadence under an operating lease that requires quarterly payments through the third quarter of 2005. During the three and nine months ended September 30, 2004, the Company paid $430,000 and $1,164,000, respectively, to Cadence under the license agreement. As of September 30, 2004, the Company has recorded a liability of $430,000 to Cadence.

      This director is also a director of Semiconductor Manufacturing International Corporation (SMIC). The Company purchased $4,427,000 and $7,891,000 of foundry services and products from SMIC during the three and nine months ended September 30, 2004, respectively. The Company did not purchase any foundry services or products from SMIC during the nine months ended September 30, 2003. As of September 30, 2004, the Company has $1,086,000 of accounts payable due to SMIC.

11.	Subsequent Event

      On October 28, 2004, the Company announced a corporate restructuring plan. Under the plan, the Company initiated a workforce reduction affecting approximately 70 employees. The cost of severance benefits for the affected employees is estimated to be approximately $1.5 million. The actions under the plan are expected to be effected primarily in the fourth quarter of 2004 and completed in the first quarter of 2005.

SCHEDULE C

CENTILLIUM COMMUNICATIONS, INC.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN CHINA

      The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in China. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

      This summary also includes other country specific requirements that may affect your participation in the option exchange program. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAXATION ISSUES

Option Exchange

      It is unlikely that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

      You will not be subject to tax when the new option is granted to you.

Exercise of New Option and Sale of Shares

      Due to legal restrictions in China, you must use the cashless sell-all method of exercise, whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. The difference between the fair market value of the shares on the date of exercise and the exercise price will be subject to income tax. In addition, you may also be subject to social insurance contributions on this amount.

Withholding and Reporting

      Your employer will be required to withhold and report for income tax purposes when you exercise your new option. Your employer may also be required to withhold for social insurance purposes, although this result is not certain. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

LEGAL RESTRICTIONS ON NEW OPTION

      Due to legal restrictions in China, you must use the cashless sell-all method of exercise.

C-1

SCHEDULE D

CENTILLIUM COMMUNICATIONS, INC.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN FRANCE

      The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

      This summary also includes other country specific requirements that may affect your participation in the option exchange program. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAXATION ISSUES

      The Company intends that new options granted in exchange for outstanding exchanged options qualify for the favorable tax and social insurance contribution treatment available for options granted to French resident employees pursuant to Sections L. 225-177 to L. 225-186 of the French Commercial Code, as amended. The new options therefore will be subject to the terms of the Sub-Plan of the Centillium Communications, Inc. 1997 Stock Plan (the “French Plan”) as described more fully below.

Option Exchange

      You will not be subject to tax as a result of the exchange of an outstanding option for a new option. However, to the extent that your outstanding option was granted under a program which qualified for the favorable tax and social insurance contribution treatment under Sections L. 225-177 to L. 225-186 of the French Commercial Code, as amended, and you exchange it, you will not receive any credit towards the minimum holding period requirement of the new option (see “Holding Period” requirement below) based on the time you have held the outstanding exchanged option.

Grant of New Option

      You will not be subject to tax when the new option is granted to you.

Exercise of New Option

      You will not be subject to tax on the difference between the fair market value of the underlying shares at exercise and the exercise price (or spread) when you exercise your new option, provided the holding period and other formalities required under French law and the French Plan are met. However, to the extent that the exercise price is less than 95% of the average trading price of the underlying shares for the 20 trading days prior to the effective grant date or less than 95% of the average purchase price paid for such shares by Centillium Communications, Inc., this “excess discount” will be treated as an additional taxable salary at the time of exercise. This income will be taxed at the progressive rate up to 48.09% for 2003 income. This amount is also subject to social insurance contributions (including the CSG at the rate of 7.5% and the CRDS at the rate of 0.5%).

Sale of Shares

      If you sell the shares purchased upon exercise after the applicable holding period in effect under French law (currently set at four years as measured from the date of grant) measured from the grant date and the spread is less than or equal to €152,500, you will be taxed at the rate of 41% (30%, plus 11% additional contributions) on the spread. If you sell the shares after the four-year holding period (or the minimum holding period required under French law, if different) but the spread is more than €152,500, then the portion of the spread up to €152,500 would be taxed at 41% (30%, plus 11% additional contributions) and the portion of the spread above €152,500 would be taxed at 51% (40%, plus 11% additional contributions).

      You may receive even more favorable tax treatment if you wait an additional two years after the exercise of your option (assuming the four-year or other minimum holding period is met) to sell your shares. If you sell the shares two years after the exercise of the option when the four-year holding period is met and the spread is less than or equal to €152,500, you will be taxed at the rate of 27% (16%, plus 11% additional contributions). If you sell the shares two years after the exercise of the option when the four-year holding period is met but the spread is more than €152,500, the portion of the spread up to €152,500 is taxed at the rate of 27% (16%, plus 11% additional contributions) and the portion of the spread above €152,500 is taxed at the rate of 41% (30%, plus 11% additional contributions).

      In any case, the difference between the sale proceeds and the fair market value of the shares at the time of exercise (i.e., any capital gains) is taxed at the rate of 27% (i.e., 16% income tax, plus 11% additional contributions).

      The tax due on the spread and capital gains, if any, applies only when the aggregate gross proceeds from your and your household sales of securities for the year concerned exceed a certain amount, which is set annually (€15,000 for 2004).

      If the sale proceeds are less than the fair market value of the shares at the date of exercise, you will realize a capital loss. This capital loss can be offset against the spread and the excess against capital gain of the same nature realized during the same year or during the ten following years. This capital loss cannot be offset against other kind of income.

Reporting

      Your employer must send to you, no later than 15 February of the year following the year of exercise of the new option, an individual statement providing the following information:

•	its corporate purpose, the place of location of its principal establishment and, if different, the place of location of its registered office;

•	the date on which the new option was granted and the date of exercise of the new option;

•	the number of shares acquired upon exercise and the exercise price; and

•	the excess discount, if any, at the time of grant of the options.

      At the same time, your employer must also send duplicates of the individual statements to the tax office (“Direction des Services Fiscaux”) with which it files its tax return.

      To benefit from the favorable tax regime (i.e., the favorable income tax and social insurance treatment), you must attach the above individual statement to your annual French income tax return for the year in which the option was exercised (e.g., for the exercise of an option in 2009, you would have to attach the individual statement to the income tax return for the income earned in 2009, which you file with the French tax authorities in 2010).

      Upon the sale of the shares (and provided that the four-year holding period or minimum holding period is met), you will have to report both the spread and the capital gain realized upon sale on your income tax return for the year in which the underlying shares were sold.

EXCHANGE CONTROL INFORMATION

      You may hold shares purchased under the new option outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600 (for 2004).

TERMS OF NEW GRANT

      Because your new option will be granted under the French Plan, the following terms will apply to your new option grant:

      Termination Due to Death: If you die holding eligible outstanding options, the eligible outstanding options will become immediately vested upon your death, and your heirs will have six months from the date of your death to exercise the eligible outstanding options.

      Holding Period: Your new option will contain a two-year cliff in the vesting schedule, with the remainder vesting as provided in the individual grant. Except in case of death, even though your new option may be vested, in part, you may not sell any shares acquired pursuant to the new option before the fourth anniversary of the new grant date, or the minimum holding period required by Section 163 bis C of the French Tax Code. These terms satisfy the minimum period required by Section 163 bis C of the French Tax Code (or the minimum holding period required under this law as subsequently amended) for French qualified options.

      Grant Date: Under French law, qualified options cannot be granted during specific closed periods. Your new option grant date may be different than employees outside of France to comply with this requirement.

      Exercise Price: The exercise price of your new options will be determined in accordance with the following rules. For subscription options (or options over newly issued shares), the exercise price will be the greater of (i) the fair market value of the underlying shares on the grant date, as determined under the 1997 Plan; and (ii) 80% of the average quotation price of the shares during the 20 trading days preceding the grant date. For purchase options (or options over treasury shares), the exercise price will be the greater of (i) the fair market value of the underlying shares on the grant date, as determined under the 1997 Plan; (ii) 80% of the average quotation price of the shares during the 20 trading days immediately preceding the grant date; and (iii) 80% of the average purchase price that Centillium Communications, Inc. paid for the shares.

      Term: The term of your new option will be nine years and six months, unless extended due to your death, as described above.

      Adjustments Upon Capitalization, Dissolution, Merger or Asset Sale: Any adjustments upon changes in capitalization, dissolution, merger or asset sale by Centillium Communications, Inc. may result in a loss of the qualified tax and social insurance contribution status of the new option.

      Therefore, to qualify for favorable tax and social insurance treatment, the terms of your new option will not be the same as the terms of new options granted to employees outside of France.

Data Privacy Notice

      To administer this offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties assisting us with the offer, but only for the purpose of administering your participation in this offer. By submitting an election form or a withdrawal form, you also acknowledge and agree that:

•	the parties receiving this data may be located outside of your jurisdiction, and the recipient’s country may have different data privacy laws and protections than your country;

•	the data will be held only as long as necessary to administer and implement the program;

•	you can request from us a list of the parties that may receive your data;

•	you can request additional information about how the data is stored and processed; and

•	you can request that the data be amended if it is incorrect.

      If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.

SCHEDULE E

CENTILLIUM COMMUNICATIONS, INC.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN INDIA

      The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in India. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

      This summary also includes other country specific requirements that may affect your participation in the option exchange program. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAXATION ISSUES

Option Exchange

      It is unlikely that you will be subject to tax as a result of the cancellation of outstanding options and the grant of new options, although it is possible that you would be subject to capital gains tax if the cancellation is deemed to be a taxable event. You should consult with your personal tax advisor regarding the tax consequences of participating in the offer.

Grant of New Option

      You will not be subject to tax when the new options are granted to you.

Exercise of New Option

      If the Plan qualifies under the Guidelines issued by the Government of India and Centillium Communications, Inc. has completed the appropriate filing with the Chief Commissioner of Income Tax to take advantage of the favorable tax regime available under the Guidelines, you will not be subject to tax when you exercise your options.

      If the Plan does not meet the requirements of the Guidelines, the difference (or spread) between the exercise price and the fair market value of the shares at exercise will be subject to perquisite tax.

      Centillium Communications, Inc. is not obligated to qualify the Plan pursuant to the Guidelines. Further, Centillium Communications, Inc. cannot guarantee that the Plan will qualify under the Guidelines when you exercise your new options.

      No provident fund contributions or other social insurance contributions are due on the spread, regardless of whether the requirements of the Guidelines are met.

Sale of Shares

      When you subsequently sell the shares acquired upon exercise, you will be subject to capital gains tax. The taxable amount depends on whether the Plan qualifies under the Guidelines.

      If the Plan qualifies under the Guidelines and you have, therefore, been exempt from taxation at the time of exercise, you will be taxed on the difference between the sale price and the option price.

      If the Plan does not meet the requirements of the Guidelines and you have, therefore, been subject to tax on the spread at exercise, you will be taxed on the difference between the sale price and the fair market value of the shares at exercise.

E-1

      If you hold the shares for more than 12 months from the date of exercise, you will be taxed at the more favorable long-term capital gains tax rate. If you hold the shares for 12 months or less, you will be taxed at the short-term capital gains tax rate.

Withholding and Reporting

      If the Plan does not meet the terms of the Guidelines, the spread recognized at exercise will be a taxable perquisite to you and your employer will report and withhold income tax on the spread. You will have to pay any taxes due when you sell the shares.

      If the Plan does meet the requirements of the Guidelines, your employer will not withhold tax on the spread recognized at exercise, but it will report it as exemption income (for withholding purposes) on the annual form. In this case, it is your responsibility to pay any taxes due when you sell the shares.

EXCHANGE CONTROL INFORMATION

      Due to exchange control restrictions, you will not be permitted to use the cashless sell-to-cover method of exercise, under which you sell only the number of shares sufficient to cover the option price.

      Furthermore, when you sell your shares, you must repatriate the sale proceeds to India and the proceeds must be converted to local currency. You must also obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where you deposited the foreign currency. Finally, you should provide your employer with a copy of the FIRC.

E-2

SCHEDULE F

CENTILLIUM COMMUNICATIONS, INC.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN JAPAN

      The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Japan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

      This summary also includes other country specific requirements that may affect your participation in the option exchange program. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAXATION ISSUES

Option Exchange

      You may be subject to income tax as a result of the exchange of an outstanding option for a new option, although this result is not certain.

Grant of New Option

      You will not be subject to tax when the new option is granted to you.

Exercise of New Option

      When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. This gain likely will be treated as “remuneration income” (although the proper classification is currently being litigated in Japanese courts) and will be taxed at your marginal tax rate. Social insurance contributions will not be due on the gain at exercise.

Sale of Shares

      If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. You will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. You may be eligible for a reduced tax rate, depending on the circumstances of the sale (e.g., whether you sell shares though a broker licensed in Japan). Please consult with your tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

      Your employer will likely not be required to withhold income tax when you exercise your option. It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the exchange, the grant and exercise of the new option and the sale of shares.

EXCHANGE CONTROL INFORMATION

      If you intend to acquire shares valued at more than ¥100,000,000 in a single transaction, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares. Please note that the reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

F-1

SCHEDULE G

CENTILLIUM COMMUNICATIONS, INC.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN KOREA

      The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Korea. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

      This summary also includes other country specific requirements that may affect your participation in the option exchange program. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAXATION ISSUES

Option Exchange

      You will not be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

      You will not be subject to tax when the new option is granted to you.

Exercise of New Option

      When you exercise the new option, the difference between the fair market value of the shares at exercise and the exercise price will be subject to income tax (at the rate applicable to salary income) and social insurance contributions.

Sale of Shares

      If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable gain will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise, unless the taxable gain in that year is less than the exempt amount, which is currently KRW2,500,000 per asset type. Any gain you realize per asset type that exceeds KRW2,500,000 will be subject to capital gains tax.

      The securities transaction tax will not apply to the disposition of shares acquired pursuant to exercise of your options.

Withholding and Reporting

      Your employer may be required to withhold income tax and social insurance contributions when you exercise the new option. If there is a difference between the actual liability upon exercise and the amount withheld (if any), you are responsible for paying the difference. In addition, it is your responsibility to file a personal tax return and to report and pay any income tax due upon the sale of the shares.

EXCHANGE CONTROL INFORMATION

      When you exercise your new option, your remittance of funds must be “confirmed” by a foreign exchange bank in Korea. This procedure does not require approval of the remittance from the bank. You must submit the following documents to the bank with a confirmation application available from the bank: (i) the notice of

G-1

grant; (ii) the Plan; (iii) the stock option award letter or agreement indicating the type of shares to be acquired and the amount of shares; and (iv) a certificate of employment from your local employer.

      Exchange control laws also require Korean residents who realize US$100,000 or more from the sale of shares to repatriate the proceeds back to Korea within six months of the sale.

G-2

SCHEDULE H

CENTILLIUM COMMUNICATIONS, INC.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN SINGAPORE

      The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Singapore. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

      This summary also includes other country specific requirements that may affect your participation in the option exchange program. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAXATION ISSUES

Option Exchange

      You may be subject to tax as a result of the exchange of an outstanding option for the right to a new option as the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release” of an existing right. In practice, the IRAS is likely to disregard the “release” of the options and simply tax the new options when you exercise them. However, this result is not certain. Therefore, we advise you to consult with your tax advisor.

Grant of New Option

      You will not be subject to tax when the new option is granted to you.

Exercise of New Option

      Assuming you are not taxed when the eligible unexercised options are cancelled, when you exercise the new option, you will likely be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”) unless you are eligible for an exemption or deferral as discussed below. However, if you are neither a Singapore citizen nor a Singapore permanent resident, different rules may apply to you, and you are advised to consult with your tax advisor. You will not likely be subject to mandatory Central Provident Fund contributions on the spread at exercise.

Company Employee Equity-Based Remuneration Scheme (“Ceebr Scheme”)

      Please note the CEEBR Scheme is available only if options are granted to at least 50% of the employees employed by the Singapore affiliate of Centillium Communications, Inc. (i.e., your employer). In addition, the CEEBR Scheme is available only with respect to the portion of your option, if any, that vests after the first anniversary of the option grant date.

      Provided certain conditions are met (including the minimum vesting periods highlighted below), you may qualify for a tax exemption on the first S$2,000 of the spread at exercise if the Plan falls under the CEEBR Scheme. If you qualify for the CEEBR Scheme, you will have to pay tax only on 75% of the remaining spread (after the S$2,000 exemption). However, tax exemptions under this scheme are limited to S$1 million of gains over a ten-year period.

H-1

Qualified Employee Equity-Based Remuneration Scheme (“Qeebr Scheme”)

      You may apply to the IRAS for a deferral of the tax due at exercise under the QEEBR Scheme on the spread. If you qualify for deferred under the QEEBR Scheme, interest will accrue on the deferral tax as explained below.

      To take advantage of this tax deferral, the vesting provisions of your option must be as follows:

(a)	where the exercise price is equal to at least the fair market value of the underlying shares on the date of grant, the option may not be exercised within one year of the grant of the option; and

(b)	where the exercise price is less than the fair market value of the underlying shares on the date of grant (i.e., discounted option), the option may not be exercised within two years of the grant of the option.

      To qualify for tax deferral under the QEEBR Scheme, you must satisfy the following conditions:

(a)	you must be exercising employment in Singapore at the time the option is exercised;

(b)	you must be employed by the Singapore affiliate of Centillium Communications, Inc. at the time the option is exercised and you must have been continuously employed by the Singapore affiliate of Centillium Communications, Inc. since the option was granted to you by Centillium Communications, Inc.; and

(c)	the tax payable on the QEEBR gains must not be borne by your employer.

      You will not qualify for the QEEBR Scheme if:

(a)	you are in an undischarged bankrupt;

(b)	IRAS records show that you are a delinquent taxpayer; or

(c)	the tax on the QEEBR gains is less than S$200.

      If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time you file your income tax return for the year of assessment. You must submit to the IRAS the appropriate application form, together with your employer’s certification on the application form that the QEEBR is properly qualified and your tax return.

      The maximum deferral period is five years starting from 1 January of the year of assessment (i.e., the year after exercise) for which your QEEBR gains are assessed. You may defer the tax on the QEEBR gains for any period of time, up to the five year maximum.

      The interest charge on the deferred tax will commence one month after the date of assessment. The applicable interest rate will be pegged to the average prime rate of the Big Three Banks offered on 15 April of each year and interest will be computed annually based at this rate using the simple interest method. The tax deferred and the corresponding amount of interest would be due upon the expiration of the deferral period. You may pay the deferred tax early with a lump sum payment.

      Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately in the following circumstances:

(a)	if you are a foreign employee (including a Singapore permanent resident), when you

(i)	terminate your employment in Singapore and leave Singapore;

(ii)	are posted overseas; or

(iii)	leave Singapore for any period exceeding three months;

(b)	if you become bankrupt; and

      if you die (the deferred tax and the appropriate interest charge would be recovered from your estate).

H-2

Sale of Shares

      If you acquire shares at exercise, you will not be subject to tax when you subsequently sell the shares provided you are not in the business of buying and selling securities.

Withholding and Reporting

      Generally, your employer is not required to withhold income tax or make mandatory Central Provident Fund contributions with respect to the exchange, grant of new options, exercise of new options or upon sale of shares. However, if you are not a Singapore citizen or are a permanent resident of Singapore and you are about to cease employment or leave Singapore, special rules may apply to you and you are advised to consult with your tax advisor.

      Your employer will prepare a Form IR8A each year stating the salary or benefits paid to you during the year. This form will include any taxable benefit that you have derived pursuant to this offer to exchange. Your employer will provide this Form IR8A to you. It is then your responsibility to submit your own tax return to the IRAS and pay all applicable taxes.

Additional Reporting Requirements

      If you are a director, associate director or shadow director of a Singapore affiliate of Centillium Communications, Inc., you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Centillium Communications, Inc. or any related companies. In addition, you must notify the Singapore affiliate when you sell shares of Centillium Communications, Inc. or any related company (including when you sell shares acquired under this offer to exchange). These notifications must be made within two business days of acquiring or disposing of any interest in Centillium Communications, Inc. or any related company. In addition, a notification must be made of your interests in Centillium Communications, Inc. or any related company within two business days of becoming a director.

H-3